UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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Exchange Act of 1934
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CAMDEN PROPERTY TRUST
(Name of Registrant as Specified in Its Charter)
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Camden Living Excellence

Camden Music Row - Nashville, TN

FORTUNE 100 BEST COMPANIES TO WORK FOR® 2022

Camden Property Trust

2023 PROXY STATEMENT

Notice of Annual Meeting of Shareholders

A LETTER TO CAMDEN'S SHAREHOLDERS
from Our Board of Trust Managers

March 24, 2023

Dear Fellow Shareholders:

As Camden’s Board, we are committed to representing and protecting your interests by providing strategic oversight of the Company’s Executive Management team, with a focus on long-term value creation. We believe the Company’s strong balance sheet, sound strategic business plan, solid operating performance, and the Company's culture and employees are all key factors in the Company’s continued success.

Our Board is comprised of a highly-qualified and experienced group of leaders, with the founders of the Company, Ric Campo and Keith Oden, complementing our independent Trust Managers. Good corporate governance, fostered by a high performing board culture, is vital to the Company and its shareholders, and we are committed to our Board being a strategic asset of the Company by ensuring each of our Board members brings a strong balance of varying perspectives, capabilities, skill sets, diversity, and experience to his or her role. We encourage you to review the qualifications and backgrounds of our current nominees for election to the Board beginning on page 9 of this proxy statement.

Our Board believes that consistently strong operating results and a management team whose interests are aligned with those of our shareholders equate to long-term shareholder value creation.  Accordingly, we link, through our annual bonus program and the grant of performance and long-term equity-based incentive awards, a substantial portion of the compensation opportunities for our executive officers to performance and long-term shareholder value.

We are committed to creating long-term value for Camden’s stakeholders, and integrating sustainable practices into our business. We continue to identify and implement innovative sustainable practices that support our communities, customers, residents and team members, while reducing our reliance on natural resources and reinforcing our commitment to being a responsible corporate citizen.

We appreciate and value your interest, investment and support. To the extent you have any thoughts, concerns or recommendations, they should be addressed to:

Lead Independent Trust Manager
Camden Property Trust
11 Greenway Plaza, Suite 2400
Houston, TX 77046

Thank you for your confidence in us and your continued support of the Company.

Sincerely,
Camden’s Board of Trust Managers

Richard J. Campo	Scott S. Ingraham	Steven A. Webster

Javier E. Benito	Renu Khator	Kelvin R. Westbrook

Heather J. Brunner	D. Keith Oden

Mark D. Gibson	Frances Aldrich Sevilla-Sacasa

2023 Proxy Statement

Q&A WITH OUR LEAD INDEPENDENT TRUST MANAGER

What do you see as the Board's role?

The primary role of the Board is to provide strategic oversight of the Company’s Executive Management team and its strategic business plan, while always representing the best interests of the Company’s shareholders. The Board reviews the Company’s strategic plans, assesses and monitors risks that might impact the Company, and oversees the establishment and maintenance of appropriate financial and internal controls. While seeking to preserve the positive culture of outstanding corporate governance, we are focused on maintaining strong performance-related metrics, always mindful of the long-term goals and objectives of the Company and its shareholders.

What is the role as the Lead Independent Trust Manager?

A comprehensive list of the duties and responsibilities for this role is provided in the Company’s Guidelines on Governance, as well as on page 20 of this proxy statement. The Lead Independent Trust Manager serves as the principal liaison between the Company’s Chairman of the Board/CEO and our independent Trust Managers, and presides at any meetings at which the Chairman is not present (including regular Executive Sessions of independent Trust Managers). In an effort to maintain a thoroughly engaged, high-performance Board, the Lead Independent Trust Manager takes a leadership role in identifying issues for the Board to consider and, working with the Chairman of the Board/CEO, establishes the agenda for each meeting; assuring that the Trust Managers have sufficient information, resources, background, and time to adequately discuss and review the various issues included in the agenda, or otherwise brought before the Board. I believe that it is important the Lead Independent Trust Manager help maintain the appropriate balance between the Board’s involvement in longer-term strategy and the Company’s operations, which are charged to our Executive Management team. The Lead Independent Trust Manager takes the primary role in providing feedback to the Company’s Chairman of the Board/CEO with respect to any issues or discussions which may occur in Executive Session without the presence of the Executive Management Team. In addition, as part of the Board's continuous improvement and evaluation process, the Lead Independent Trust Manager meets with each Independent Trust Manager to solicit input regarding any actions the Board and Trust Managers can take to elevate our performance. Camden is committed to effective shareholder communication and the Lead Independent Trust Manager serves as the primary contact for any shareholders wishing to communicate directly with the Board.

The Company’s Chief Executive Officer also serves as its Chairman of the Board. Do you believe that is an appropriate and effective structure for the Company?

We believe at the present time, combining the roles of Chairman and CEO, together with a strong Lead Independent Trust Manager, provides the appropriate leadership and oversight of the Company and facilitates the effective functioning of both the Board and the Executive Management team. The Board believes its responsibility to shareholders requires that the Board retain the flexibility to determine the best leadership structure for the Company under any set of circumstances and personnel. By making decisions based on context, the Board is better able to make determinations in the best interests of shareholders, including those related to the Company’s Board leadership structure.
Any Closing Thoughts?
On behalf of the entire Board, I want to express our dedication to maintaining an open dialog with shareholders, soliciting and considering your input and comments, with a further commitment to review our performance in an ongoing effort to identify and implement policies and practices which enable us to fulfill our oversight and other fiduciary responsibilities and enhance our corporate governance program as appropriate. We very much value your support and sincerely appreciate and thank you for the trust and confidence you have placed in us.

Sincerely,
Kelvin R. Westbrook
Lead Independent Trust Manager
Camden Property Trust

2023 Proxy Statement

Notice of Annual Meeting of Shareholders	1	Key Executive Compensation Performance Metrics of Achievement	34
PROXY SUMMARY	2	Company's Compensation Philosophy	34
Meeting Agenda and Voting Recommendations	2	Determination of Compensation	35
Trust Manager Nominee Highlights	3	Elements of Total Annual Direct Compensation	36
Human Capital Matters	4	2022 Compensation Decisions	42
Sustainability Commitment	5	Policy Regarding Clawback of Compensation	43
Governance Highlights	6	Deferred Compensation Plans and Termination Payments	43
2022 Business Highlights	6
Key Points on Our Executive Compensation Program	8	Employment Agreements	44
Key Compensation Practices	8	Compensation Policies and Practices Relating to Risk Management	44
PROPOSAL 1 - ELECTION OF TRUST MANAGERS	9
		Compensation Tables	46
GOVERNANCE OF THE COMPANY	17	Summary Compensation Table	46
Board Independence	17	Grant of Plan Based Awards	48
Board Oversight of Risk	17	Employment Agreements	49
Board Oversight of Human Capital Management	18	Outstanding Equity Awards at Fiscal Year-End	49
Board Oversight of Sustainability	18	Stock Vested - Fiscal 2022	50
Board Leadership Structure	18	Non-Qualified Deferred Compensation	50
Executive Sessions	20	Potential Payments Upon Termination or Change in Control	52
Board Meetings and Board Committees	21
Additional Governance Matters	22	CEO Compensation Pay Ratio	54
Guidelines on Governance and Codes of Ethics	22	Pay Versus Performance	54
Communication with the Board	23	Equity Compensation Plans	58
Share Ownership Guidelines	23	PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	59
Short Selling and Hedging Prohibition	23
BOARD COMPENSATION	24
EXECUTIVE OFFICERS	27	AUDIT COMMITTEE INFORMATION	59
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28	Report of the Audit Committee	59
		Independent Registered Accounting Firm Fees	60
PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION	31	Pre-Approval Policies and Procedures	61
		PROPOSAL 4 - ADVISORY VOTES ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	62
EXECUTIVE COMPENSATION	32
Compensation Committee Report	32
Compensation Committee Interlocks and Insider Participation	32	INFORMATION ABOUT VOTING AND THE ANNUAL MEETING	63
Compensation Discussion and Analysis Overview	33	SHAREHOLDER PROPOSALS AND TRUST MANAGER NOMINATIONS	67
Pay for Performance	33

The Board of Trust Managers of Camden Property Trust (the “Company” or “Camden”) is soliciting proxies to be used at our annual meeting. The proxy materials are first being sent on or about March 24, 2023 to all shareholders of record as of March 16, 2023, which is the record date for the annual meeting. The complete mailing address of the Company's executive offices is 11 Greenway Plaza, Suite 2400, Houston, Texas 77046.

2023 Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

ANNUAL MEETING PROPOSALS
Board Recommends

PROPOSAL 1 Elect 10 Trust Managers to hold office for a one-year term	✓ FOR See Page 9

PROPOSAL 2 Hold an advisory vote on executive compensation	✓ FOR See Page 31

PROPOSAL 3 Ratify Deloitte & Touche as our independent registered public accounting firm for 2023	✓ FOR See Page 59

PROPOSAL 4 Hold an advisory vote on the frequency of future advisory votes on executive compensation	✓ 1 YEAR See Page 62

Other matters will be transacted as may properly come before the 2023 annual meeting of shareholders.

Proxy Voting
Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you vote at the Annual Meeting, your proxy or voting instructions will not be used.

Beneficial Owners
If you own common shares held in the name of a broker, bank, or other agent at the close of business on March 16, 2023, please follow the instructions they provide on how to vote your shares. Alternatively, you may vote by telephone or over the Internet if permitted by your bank, broker, or other agent.

Please contact Investor Relations at (800) 922-6336 or (713) 354-2787 with any questions or if you have any technical difficulties or trouble accessing the virtual meeting, or if you are unable to locate your control number.

By Order of the Board of Trust Managers,
/s/ Joshua L. Lebar
Joshua L. Lebar Senior Vice President-General Counsel and Secretary March 24, 2023

LOGISTICS
¿	Date and Time Friday, May 12, 2023 at 9:00 a.m. Central Time
¶	Record Date Thursday, March 16, 2023
:
Place
Our Annual Meeting will be a
virtual meeting of shareholders. To
participate, vote or submit questions
during the Annual Meeting via live
webcast, please visit:
virtualshareholdermeeting.com/
CPT2023 and enter the control number found on your proxy card, voting instruction form or notice you may have previously received

*	Mailing Date The proxy materials are first being sent on or about March 24, 2023

HOW TO VOTE
Shareholders of Record
8	By Internet www.proxyvote.com virtualshareholdermeeting.com/ CPT2023
(	By Telephone 1-800-690-6903 (Toll free)
+	By Mail Complete your proxy card and cast your vote by pre-paid postage

Important Notice Regarding Availability of Proxy Materials
The proxy statement and annual report to shareholders are available at www.proxyvote.com and in the Investors' section of our website at www.camdenliving.com under “SEC Filings.”

Virtual Annual Meeting Information
After the adjournment of the Annual Meeting, shareholders can submit questions in the “Ask A Question” box on the virtual meeting page, which can be accessed at www.virtualshareholdermeeting.com/CPT2023. During the question and answer period, we will answer as many shareholder-submitted questions as time permits, and any questions that we are unable to address during this period will be published and answered on the investor page of our website following the meeting with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

2023 Proxy Statement 1

PROXY SUMMARY
This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the entire proxy statement carefully before voting.
MEETING AGENDA AND VOTING RECOMMENDATIONS

Item 1	Election of Trust Managers
✓ The Board of Trust Managers recommends you vote FOR the election of these nominees. See page 9 for further information.

Shareholders are being asked to elect 10 Trust Managers. The Company’s Trust Managers are elected for a term of one year by a majority of the votes cast.

Item 2	Advisory Vote to Approve Executive Compensation
✓ The Board of Trust Managers recommends that you vote FOR this proposal. See page 31 for further information.
We are asking shareholders to vote, in an advisory manner, to approve the executive compensation of our Named Executive Officers ("NEOs") as described in the sections titled “Compensation Discussion and Analysis” beginning on page 33, the 2022 Summary Compensation Table on page 46, the accompanying compensation tables and the related narrative disclosures.

Item 3	Ratification of Independent Registered Public Accounting Firm
✓ The Audit Committee of the Board of Trust Managers recommends that you vote FOR this proposal. See page 59 for further information.
We are asking shareholders to ratify the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for 2023. Information on fees paid to Deloitte in 2021 and 2022 can be found on page 60.

Item 4	Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation
✓ The Board of Trust Managers recommends that you vote FOR an annual advisory vote. See page 62 for further information.
We are asking shareholders to vote, in an advisory manner, to approve having an annual advisory vote on the compensation of our Named Executive Officers.

2023 Proxy Statement 2

Trust Manager Nominees:				Committee Memberships
Name	Age	Trust Manager Since	Primary Occupation	Independent	A	C	N&G	E
Richard J. Campo	68	1993	Chairman of the Board and Chief Executive Officer (“CEO”) of the Company
Javier E. Benito	60	2022	General Manager KFC Latin America and the Caribbean of Yum! Brands, Inc.	✓	✓
Heather J. Brunner	54	2017	Chairwoman of the Board and CEO of WP Engine	✓
Mark D. Gibson	64	2020	CEO, Capital Markets, Americas of Jones Lang LaSalle	✓	✓
Scott S. Ingraham	69	1998	Private Investor and Strategic Advisor	✓		✓	✓	✓
Renu Khator	67	2017	Chancellor of University of Houston System and President of University of Houston	✓
D. Keith Oden	66	1993	Executive Vice Chairman of the Board and President
Frances Aldrich Sevilla-Sacasa	67	2011	Private Investor	✓
Steven A. Webster	71	1993	Managing Partner, AEC Partners	✓		✓	✓
Kelvin R. Westbrook	67	2008	President and CEO of KRW Advisors, LLC	✓				✓
A: Audit Committee C: Compensation Committee N&G: Nominating & Corporate Governance Committee E: Executive Committee Chair ✓ Member
TRUST MANAGER NOMINEE HIGHLIGHTS

Our Trust Manager nominees bring a balance of experience and perspective. We believe our Trust Manager nominee demographic is positive and enhances our goal to develop a culture of strong corporate governance.

INDEPENDENCE
80%	20%

2023 Proxy Statement 3

HUMAN CAPITAL MATTERS

       We strive to differentiate ourselves by our culture and talent. How we manage our human capital is critical to how we deliver on our strategy and create sustained growth and value for our shareholders. Our purpose is to improve the lives of our team members, customers, and shareholders, one experience at a time. We recognize a great culture is foundational to the success of this vision.

Key Human Capital Components
A Great Workplace

       Camden is committed to creating a great working environment that fosters the well-being, health, and happiness of all associates. Our team members are given meaningful opportunities to provide feedback and effect change. 92% of our employees say Camden is a Great Place to Work.

Diversity, Equity & Inclusion

         We believe a great workplace fosters an environment where all employees can thrive and grow, and where differences are both encouraged and celebrated. Camden is taking a more intentional approach and has established a Diversity, Equity & Inclusion “DEI” Committee which is chaired by our Chairman of the Board and CEO. Each of our team members brings unique skills, experiences, and perspectives to Camden, and we continue to promote and encourage diversity, equity, and inclusion throughout our organization. Our commitment is to promote a diverse organization reflective of our residents and communities. We embrace all team members as full and valued members of the organization. Together we innovate, collaborate, and deliver consistently strong business results. Our continued commitment to furthering DEI initiatives has resulted in our workforce reflecting a broad base of talent, with true diversity amongst our team members in aspects of gender, generation, and ethnicity.

2022 NOTABLE RECOGNITIONS
Camden has been recognized as one of the best places to work both nationally and in many of our major markets. Our team members strive to achieve excellence every day and exhibit true teamwork in all they do.
The Gold Award - NAREIT 2022 Corporate DEI Recognition
#26 - FORTUNE 100 Best Companies to Work For® 2022
#1 - FORTUNE Best Workplaces in Real Estate™ 2022
#3 - FORTUNE Best Workplaces in Texas™ 2022
#6 - PEOPLE® Companies that Care 2022

Compensation & Benefits

      Camden has formal programs and benefits designed to retain team members and provide support as they navigate their personal and professional lives. To ensure we maintain our commitment to team members and compensation objectives, we participate in regular compensation and benefits surveys to see how we compare to other companies in our industry. Camden devotes a significant portion of its compensation resources to providing high-quality health benefits.

Training and Development

       One of our most cherished mantras is “never stop learning.” We encourage team members to discover their strengths and cultivate new interests. We offer tuition assistance to team members working to earn industry designations from various organizations and also support team members who continue their education at an accredited educational institution through our Education Assistance Program.

Community Engagement

         We have a passion for community service and giving back to the neighborhoods and cities in which we live and work. Camden’s volunteer spirit brings communities together and supports our goal to create Living Excellence. We established our Camden Cares program to provide assistance to charitable organizations through donations and volunteer hours, and we strive to have a positive impact on those around us. Our efforts focus on hunger and housing-related causes, as well as supporting community crisis centers, food banks, schools, and animal shelters.

2023 Proxy Statement 4

SUSTAINABILITY COMMITMENT

We are committed to operating in an environmentally responsible manner, and we continue to identify and implement innovative sustainable practices that support our communities, customers, residents, and team members, while reducing our reliance on natural resources and reinforcing our commitment to being a responsible corporate citizen. Some of our key environmental initiatives focus on:

•Reducing our energy usage and waste volumes
•Conserving water, and evaluating renewable energy sources, which in turn reduce our greenhouse gas emissions and carbon footprint
•Green building methods
•Reducing carbon emissions associated with building materials
•Climate change and resiliency

To help guide our sustainability commitment, we have established the following sustainability-related reduction goals by 2030 as compared to a 2020 baseline:

•Procure 15% of electricity for common areas from renewable sources - Target Reached
•Reduce common area GHG emissions by 15%
•Reduce common area energy use by 15%
•Reduce common area water use by 15%
•Reduce landfill-bound waste by 15%

In 2022, we reached one of our targets by procuring at least 15% of electricity for common areas from renewable sources, and we continue to make progress toward the remaining goals and targets discussed above. Other environmental, social, and governance ("ESG") accomplishments and initiatives we implemented throughout 2022 include the following:

•Earned an “A” grade for Public Reporting for the 2022 GRESB Real Estate Survey

•Initiated requirement to obtain National Green Building Standards ("NGBS") on every new development project, and as of December 31, 2022, 23 apartment communities have achieved such green building certification

•Installed solar panels at two communities in efforts to expand our on-site renewable energy, and we expect to generate approximately 1,074 MWh of energy annually with these new systems
•Installed over 200 electric vehicle charging stations across our portfolio
We also recognize the importance of climate change and are committed to identifying, mitigating, and managing risks associated with climate change. We are actively addressing certain climate risks in a multitude of ways, including taking preventative measures for operating properties, making sustainability-related improvements when repositioning or redeveloping communities, and establishing appropriate risk-management practices and casualty insurance levels to cover potential damages.
More information on our ESG goals and initiatives can be found in our 2021-2022 Corporate Responsibility Report available on our website at www.camdenliving.com. Materials located on the Company’s website and referenced herein are not deemed to be part of this Proxy Statement and are not incorporated by reference.

The Board, through the Nominating and Corporate Governance Committee, oversees Camden's sustainability strategies and initiatives. See page 18 for information regarding the Board's oversight of sustainability.

2023 Proxy Statement 5

GOVERNANCE HIGHLIGHTS

We are committed to good corporate governance to promote the long-term interests of shareholders, strengthen management accountability, and help maintain public trust in Camden. Some of our governance highlights are listed below and further described beginning on page 9:

•10 Trust Manager Nominees	•Regular Trust Manager Performance Assessment
•8 of 10 Trust Manager Nominees are independent	•Independent Audit, Compensation, and Nominating and Corporate Governance Committees
•Annual Election of Trust Managers by Majority Vote
•Commitment to Board refreshment (since 2017, four new Trust Managers have joined)	•Regular Executive Sessions of Independent Trust Managers
•Prohibition on Trust Managers Seeking Re-Election after age 75	•Risk Oversight by Full Board and Committees
•Anti-Hedging Policy
•Robust Trust Manager Nominee Selection Process	•Share Ownership Guidelines
•Lead Independent Trust Manager	•Bylaws Include Proxy Access Nominating Provisions

2022 BUSINESS HIGHLIGHTS

We have reshaped our portfolio over the past several years through strategic capital recycling and have experienced internal growth from our operating portfolio. We believe this has resulted in better operational efficiencies and overall Company performance. Our key 2022 performance achievements include the following:

●	Delivered Funds From Operations (“FFO”)[1] of $6.59 per share for the twelve months ended December 31, 2022 which, at the midpoint, was $0.18 per share above our target.
●	Delivered 2022 Same Property Net Operating Income (“NOI”)[1] growth of approximately 14.6% which was 260 bps above our original target of 12.0%.
●	Issued approximately $517 million of equity during 2022 allowing us to further strengthen our balance sheet and fund future growth.
●	Achieved an annualized Net Debt/Adjusted EBITDA[2] of approximately 4.1x, which was better than our target of 4.3x.
●	Commenced construction on three new communities representing an investment of approximately $293 million.
●	Purchased the remaining 68.7% ownership interests in two unconsolidated discretionary investment funds for cash consideration of approximately $1.1 billion, after adjusting for our assumption of approximately $515 million of existing secured mortgage debt of these funds which remained outstanding.
●	Delivered a weighted average first stabilized year yield of approximately 4.68% compared to our proforma yield of 4.34% on four 2021 acquisitions and four new developments representing a total investment of $967 million.
1 A reconciliation of net income attributable to common shareholders to FFO, diluted EPS to FFO diluted per share, net income to NOI and same property net operating income for the year ended December 31, 2022 is contained in either the Company’s 2022 Annual Report on Form 10-K filed on February 23, 2023 or in its earnings release furnished on a Current Report on Form 8-K filed on February 2, 2023.

2 Net Debt/Adjusted EBITDA Ratio is defined by the Company as the average notes payable less the average cash balance and short-term investments over the period (“Net Debt”) divided by Adjusted EBITDA (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization (“EBITDA”), including net operating income from discontinued operations, excluding equity in (income) loss of joint ventures, (gain) loss on sale of unconsolidated joint venture interests, gain on acquisition of controlling interest in joint ventures, gain on sale of operating properties including land, net of tax, loss on early retirement of debt, and income (loss) allocated to non-controlling interests. The Company considers Adjusted EBITDA to be an appropriate supplemental measure of operating performance to net income attributable to common shareholders because it represents income before non-cash depreciation and the cost of debt, and excludes gains or losses from property dispositions. A reconciliation of net income attributable to common shareholders to Adjusted EBITDA for the year ended December 31, 2022 is contained in the Company's earnings release furnished on a Current Report on Form 8-K filed on February 2, 2023.

2023 Proxy Statement 6

Return to Shareholders

Camden's focus has always been on long-term performance and we are pleased our total return to shareholders delivered positive three, five and ten year returns as shown below:

Camden Total Shareholder Return

Total shareholder returns are presented as of December 31, 2022 and calculated assuming dividend reinvestment in our common shares. (Source: S&P Global Market Intelligence)

Camden also has a long history of maintaining or increasing annual distributions to shareholders, as shown below.

5 Year Annual Distribution History1

1 Annualized dividend rate based upon the dividends on a Camden common share approved by the Board for the applicable year. In the first quarter of 2023, the Board declared a first quarter dividend of $1.00 per common share payable April 17, 2023. This represents an annual dividend of $4.00 per common share, or a $0.24 increase on an annual basis as compared to 2022.

$1.7B
Returned to Shareholders from 2018 through 2022

2023 Proxy Statement 7

Directional Relationship Between Pay and Key Metrics

The following illustrates the directional relationship between Company performance, based on three of our key operating metrics (FFO, NOI and Net Debt/Adjusted EBITDA ratio), and the compensation of our CEO1.

FFO (in millions)	NOI (in millions)	Net Debt/Adjusted EBITDA Ratio	CEO Total Compensation (in millions)
1 See Summary Compensation Table at Page 46 for calculation.

COMPENSATION HIGHLIGHTS

Key Points on Executive Compensation Program:	Key Compensation Practices:
•Our Named Executive Officers’ annual incentives are directly tied to the achievement of pre-established corporate and individual performance objectives. In 2022, payouts for our executives were 148% of our performance target, displaying alignment with actual performance, as discussed in the section "Annual Incentives," beginning on page 37.

•All of our Named Executive Officers elected to receive 50% of their 2022 bonus in shares and the majority of their compensation opportunity is tied to share price growth, which we believe directly ties their financial interests to those of our shareholders.
•Classify a significant portion of our Named Executive Officers' total pay as equity awards to promote retention and tie the value of these awards to future Company share price performance
•Use pre-determined objectives to help determine Named Executive Officer compensation
•Apply sizable share ownership guidelines for Named Executive Officers
•Prohibit Named Executive Officers from hedging their Company shares, which precludes entering into any derivative transaction on Company shares (e.g., short sale, forward, option, or collar)
•In-depth review of CEO's and other Named Executive Officers' goals and performance by an independent Compensation Committee made up of members of the Company's Board of Trust Managers
•Utilize an independent compensation consultant
•Subject cash incentives and equity awards to clawback and forfeiture provisions

2023 Proxy Statement 8

PROPOSAL 1 - ELECTION OF TRUST MANAGERS

The Nominating and Corporate Governance Committee of the Board nominated each of the current Trust Managers for reelection at the annual meeting, and the Board recommends you vote FOR each of the following nominees.		✓ The Board recommends you vote FOR each of the nominees listed.
•Richard J. Campo	•Renu Khator
•Javier E. Benito	•D. Keith Oden
•Heather J. Brunner	•Frances Aldrich Sevilla-Sacasa
•Mark D. Gibson	•Steven A. Webster
•Scott S. Ingraham	•Kelvin R. Westbrook

No nominee was selected for election at the 2023 annual meeting as a result of any arrangement or understanding between that nominee and any other person.
Trust Managers elected at the meeting will hold office for a one-year term. To be elected, a nominee must receive a vote of the majority of shares represented in person or by proxy at the meeting.
All nominees have consented to serve as Trust Managers. The Board has no reason to believe any of the nominees will be unable to act as Trust Manager. However, if a Trust Manager is unable to stand for election, the Board may either reduce the size of the Board or the Nominating and Corporate Governance Committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.
Trust Manager Qualifications. The Company’s Guidelines on Governance contain Board membership criteria which the Nominating and Corporate Governance Committee uses in evaluating nominees for a position on the Board. Under these criteria, a majority of the Board must be comprised of independent Trust Managers. The Nominating and Corporate Governance Committee works with the Board to determinate the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience. Characteristics expected of each Trust Manager include integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee takes into account an understanding of the Company’s business, including real estate markets generally, the development, ownership, operation and financing of multifamily communities, and various matters applicable to real estate investing and operations. However, the Nominating and Corporate Governance Committee supports the unique perspective leaders from other industries can bring to Camden. The Nominating and Corporate Governance Committee also considers a number of other factors, including a general understanding of business operations, finance and other disciplines relevant to the success of a large publicly-traded company in today’s business environment, educational and professional background, personal accomplishment, and geographic, gender, age, and ethnic diversity. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group which can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. The Nominating and Corporate Governance Committee evaluates each incumbent Trust Manager on an annual basis to determine whether he or she should be nominated to stand for reelection, based on the types of criteria outlined above as well as the Trust Manager’s contributions to the Board during his or her current term.
Identifying and Evaluating Nominees. The Nominating and Corporate Governance Committee assesses whether any vacancies on the Board are expected. In the event vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will use a variety of methods to identify and evaluate nominees for Trust Manager. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider all properly submitted shareholder nominations for candidates to the Board. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee at a

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regularly scheduled meeting, which is generally the first meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a Trust Manager candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties, and/or utilize the findings or recommendations of a search committee composed of other Trust Managers, in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Corporate Governance Committee will seek to achieve a balance of knowledge, experience, and capability on the Board.
Limits on Service on Other Boards. In the Company’s Guidelines on Governance, the Board recognizes its members benefit from service on the boards of other companies. The Board encourages this service but also believes it is critical Trust Managers have the opportunity to dedicate sufficient time to their service on Camden’s Board. To this end, the Company’s Guidelines on Governance provide employee Trust Managers may not serve on more than two public company boards in addition to Camden’s Board. Neither of Camden’s two employee Trust Managers currently serve on other public company boards. Individuals who serve on five or more other public company boards will not normally be asked to join Camden's Board and individuals who serve on more than two other public company audit committees will not normally be asked to join Camden’s Audit Committee unless, in any such case, the Board determines such simultaneous service would not impair the ability of such individual to effectively serve on Camden’s Board or Camden’s Audit Committee.
Board Refreshment. To help facilitate the periodic refreshment of our Board, the Nominating and Corporate Governance Committee regularly works with the Board to review the characteristics, skills, and experiences that it believes are desirable to be represented on the Board. On an annual basis, the Board and the Nominating and Corporate Governance Committee also evaluate each individual in the context of the Board as a whole, with the objective of recommending a group of Trust Managers which can best perpetuate the success of the Company and assessing whether there are gaps on the Board that need to be filled. These conversations, as well as the annual Board and committee self-evaluations, aim to increase Board effectiveness and inform Board refreshment efforts. The Board also enables planned refreshment through its maintenance of a mandatory retirement age for directors as discussed below. This refreshment process resulted in two new independent Trust Managers added to the Board in 2017, one new independent Trust Manager added to the Board in 2020, and one new independent Trust Manager added to the Board in 2022.
Term Limits; Retirement Age. Trust Managers hold office for one-year terms. The Company’s Guidelines on Governance provide, as a general matter, independent Trust Managers will not stand for election to a new term of service at any annual meeting following their 75th birthday. The Board may approve exceptions to this practice when it believes it is in Camden's interest to do so. The Board does not believe it should establish term limits for Trust Manager service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described above as the primary methods of ensuring each Trust Manager continues to act in a manner consistent with the best interests of Camden, its shareholders, and the Board. The Board believes term limits have the disadvantage of losing the contribution of Trust Managers who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.
Shareholder Recommended Director Candidates. The policy of the Nominating and Corporate Governance Committee is to consider all properly submitted shareholder recommendations for candidates for membership on the Board. In evaluating such recommendations, the Nominating and Corporate Governance Committee will seek to achieve a balance of knowledge, experience, and capability on the Board and to address the membership criteria described above under “Trust Manager Qualifications.” The Nominating and Corporate Governance Committee will apply the same criteria to all candidates it considers, including any candidates recommended by shareholders. Any Trust Manager candidate recommended for consideration to the Nominating and Corporate Governance Committee by a shareholder should include the name and qualifications for Board membership of the individual being recommended as a Trust Manager candidate and should be addressed to the corporate secretary at the address listed below. Shareholders recommending candidates for consideration by the Board in connection with the next annual meeting of shareholders should submit their written recommendation no later than January 1 of the year of that meeting.

Corporate Secretary Camden Property Trust 11 Greenway Plaza, Suite 2400 Houston, Texas 77046

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Shareholders who wish to nominate a person for election as a Trust Manager in connection with an annual meeting of shareholders (as opposed to making a recommendation to the Nominating and Corporate Governance committee as described above) must deliver written notice to our Corporate Secretary in the manner described in Section 3.4 of Article III of the Company’s Sixth Amended and Restated Bylaws and within the time periods set forth at the end of this Proxy Statement under the section “Shareholder Proposals and Trust Manager Nominations.” The Company’s shareholders also possess the right to nominate candidates to the Board through proxy access provisions of the Company’s Bylaws as described at the end of this Proxy Statement under the Section “Shareholder Proposals and Trust Manager Nominations.”
In addition to fulfilling the criteria described above, each nominee also brings a strong background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and Board service, executive management, education, marketing, media and technology enterprises, private equity investment, financial institutions, and multifamily and related businesses. See the discussion below for a description of the key qualifications of each nominee.
Biographical Information about our Trust Manager Nominees. Set forth below are the nominees, together with biographical information, qualifications and directorships held at public companies during the past five years.

Richard J. Campo
Age: 68 Trust Manager since: 1993	Committees: Executive (Chair)
Current Directorships •None Past Directorships •None in the past five years

Professional Experience and Education:
Mr. Campo has been Chairman of the Board and CEO of Camden since 1993. He co-founded Camden’s predecessor companies in 1982, and prior to that worked in the finance department of Century Development Corporation. Mr. Campo holds a Bachelor’s Degree in Accounting from Oregon State University.

Qualifications:
Mr. Campo was nominated to serve on our Board because of his extensive financial and commercial real estate experience, and his knowledge of Camden as a co-founder and longtime Trust Manager. He has proven leadership ability and strong skills in corporate finance, capital markets, strategic planning, mergers and acquisitions, and other public company matters. In addition, his experience in serving as a director of private and not-for-profit companies has provided him with expertise in corporate governance.

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Javier E. Benito INDEPENDENT
Age: 60 Trust Manager since: 2022	Committees: Audit
Current Directorships • None Past Directorships • None

Professional Experience and Education:
Mr. Benito has been a Trust Manager since 2022. Mr. Benito currently serves as General Manager KFC Latin America and the Caribbean of Yum! Brands, Inc., a global restaurant corporation primarily operating the company’s brands – KFC, Pizza Hut and Taco Bell. He previously served as Chief Strategy Officer from 2013 to 2014, Managing Director of European Franchise Business and Russia from 2010 – 2013, and Executive Vice President and Chief Marketing Officer KFC USA from 2008 to 2010. Prior to that, Mr. Benito served as Executive Vice President and Chief Marketing Officer of Starwood Hotels and Resorts from 2005 to 2007, and served in various executive roles with the Coca-Cola Company from 1994 to 2005 and the Procter & Gamble Company from 1987 to 1994. Mr. Benito holds a Bachelor’s Degree in Economics from the University of California – San Diego and an MBA from the University of Chicago.

Qualifications:
Mr. Benito was nominated to serve on our Board because of his extensive marketing experience and financial knowledge. In addition, his previous experience serving in executive roles, including Chief Strategy Officer and Chief Marketing Officer, has provided him with expertise in the area of corporate governance.

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Heather J. Brunner INDEPENDENT
Age: 54 Trust Manager since: 2017	Committees: Audit (Chair)
Current Directorships •None Past Directorships •None in the past five years

Professional Experience and Education:
Ms. Brunner has been Chairwoman and Chief Executive Officer of WP Engine, Inc., a private cloud content management services company, since October 2013, and served as its Chief Operating Officer from May 2013 to October 2013. From 2009 through May 2013, she served as Chief Operating Officer of Bazaarvoice, a market leader in commerce solutions. Prior to that, Ms. Brunner served as Senior Vice President of Bazaarvoice, Chief Executive Officer of Nuvo, a wholly owned subsidiary of Trilogy, and Chief Operating Officer for B-Side Entertainment, a privately funded entertainment technology company. Prior to that, she held a variety of other management roles at Coremetrics, Trilogy, Concero, Oracle and Accenture. Ms. Brunner holds a Bachelor’s Degree in International Economics from Trinity University.

Qualifications:
Ms. Brunner was nominated to serve on our Board because of her extensive experience in technology and innovation, and her strong skills in operations and client services. She has substantial executive and leadership experience, and her roles as CEO and COO at various companies has provided her expertise in the area of corporate governance.

Mark D. Gibson INDEPENDENT
Age: 64 Trust Manager since: 2020	Committees: Audit
Current Directorships •None Past Directorships •HFF, Inc. (2006-2019)

Professional Experience and Education:
Mr. Gibson currently serves as Chief Executive Officer, Capital Markets, Americas of Jones Lang LaSalle, Inc., a real estate services and investment management firm. He previously served as Executive Managing Director, Vice Chairman and Chief Executive Officer of HFF, Inc. (formerly Holliday Fenoglio & Company and acquired by Jones Lang LaSalle) from 2014 to 2019, and he served as Director and Vice Chairman from 2006 to 2014. Prior to that, Mr. Gibson was a founding partner of HFF LP and served as the company’s Executive Managing Director from 2003 to 2006 and Co-Head, Dallas Office and Senior Vice President from 1993 to 2010. Mr. Gibson received his Bachelor of Business Administration from University of Texas at Austin.

Qualifications:
Mr. Gibson was nominated to serve on our Board because of his extensive experience in the real estate industry, having previously served as Chairman of both the Texas Real Estate Council of Dallas, as well as the UT Real Estate Finance and Investment Center. As Mr. Gibson is routinely involved in large-scale public company M&A activity, he has keen insight on business and strategic outlooks. He has considerable executive and leadership experience, and his position as CEO and Vice Chairman at a prior public company has provided him expertise in corporate governance.

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Scott S. Ingraham INDEPENDENT
Age: 69 Trust Manager since: 1998	Committees: Compensation Nominating and Corporate Governance Executive
Current Directorships •Kilroy Realty, Inc. (office property REIT) Past Directorships •RealPage, Inc. (property management software) (2012 - 2021)

Professional Experience and Education:
Mr. Ingraham is the co-owner of Zuma Capital, a firm engaged in private equity and angel investing. He was the co- founder, Chairman and CEO of Rent.com, an Internet-based residential real estate site, from 1999 until 2005 when it was sold to eBay. Mr. Ingraham previously served as the President and CEO of Oasis Residential, Inc., a public apartment REIT, working there from 1992 until the company’s merger with Camden Property Trust in 1998. Prior to 1992, he worked in the areas of real estate finance, mortgage, and investment banking. Mr. Ingraham holds a Bachelor’s Degree in Business Administration from the University of Texas at Austin.

Qualifications:
Mr. Ingraham was nominated to serve on our Board because of his extensive financial, REIT, and commercial real estate knowledge. In addition, his experience in serving as both an executive and a director of other public and private companies has provided him with expertise in corporate governance.

Renu Khator INDEPENDENT
Age: 67 Trust Manager since: 2017	Committees: Compensation (Chair)
Current Directorships •The PNC Financial Services Group, Inc. Past Directorships •None in the past five years

Professional Experience and Education:
Dr. Khator has been Chancellor of the University of Houston System and President of the University of Houston since January 2008. She was Provost and Senior Vice President of the University of South Florida from 2003 through 2007. Prior to this date, she served in a variety of roles at the University of South Florida. Dr. Khator holds a Bachelor’s Degree in Liberal Arts from Kanpur University in India, a Master’s Degree in Political Science from Purdue University and a Ph.D in Political Science and Public Administration from Purdue University.

Qualifications:
Dr. Khator was nominated to serve on our Board because of her considerable experience in education and administration. She has strong skills in communication, international relations, and proven leadership ability. Her experience in serving as a director of several other governmental and private entities has provided her with expertise in corporate governance.

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D. Keith Oden
Age: 66 Trust Manager since: 1993	Committees: None
Current Directorships •None Past Directorships •None in the past five years

Professional Experience and Education:
Mr. Oden has been Executive Vice Chairman of the Board since July 2019, also serving as President effective December 31, 2021, and a Trust Manager since 1993. Prior to his appointment as Executive Vice Chairman of the Board, he served as President of the Company since 1993. He co-founded Camden’s predecessor companies in 1982, and prior to that served as Director of Financial Planning at Century Development Corporation, and a Management Consultant with Deloitte, Haskins and Sells. Mr. Oden holds both a Bachelor’s Degree in Business Administration and an MBA from the University of Texas at Austin.

Qualifications:
Mr. Oden was nominated to serve on our Board because of his extensive financial and commercial real estate experience, and his knowledge of Camden as a co-founder and longtime Trust Manager. He has proven leadership ability and strong skills in corporate finance, capital markets, strategic planning, mergers and acquisitions, and other public company matters. In addition, Mr. Oden is a member of the Executive Council of the Center for Real Estate Finance at the University of Texas, serving as an advisor, guest lecturer, and panelist for the faculty and students pursuing their MBAs in real estate finance.

Frances Aldrich Sevilla-Sacasa INDEPENDENT
Age: 67 Trust Manager since: 2011	Committees: Nominating and Corporate Governance (Chair)
Current Directorships
•Callon Petroleum Company or its predecessor (oil and gas exploration and development)
Past Directorships
•New Senior Investment Group (senior housing REIT) (2021)[1]

[1] Company was acquired in September 2021
1

Professional Experience and Education:
Ms. Sevilla-Sacasa is a Private Investor and was CEO of Banco Itaú International, Miami, Florida, from April 2012 to December 2016. She served as Executive Advisor to the Dean of the University of Miami School of Business from August 2011 to March 2012, Interim Dean of the University of Miami School of Business from January 2011 to July 2011, President of U.S. Trust, Bank of America Private Wealth Management from July 2007 to December 2008, President and CEO of US Trust Company from early 2007 until June 2007, and President of US Trust Company from November 2005 until June 2007. She previously served in a variety of roles with Citigroup’s private banking business, including President of Latin America Private Banking, President of Europe Private Banking, and Head of International Trust Business. Ms. Sevilla-Sacasa holds a Bachelor of Arts Degree from the University of Miami and an MBA from the Thunderbird School of Global Management.
Qualifications:
Ms. Sevilla-Sacasa was nominated to serve on our Board because of her considerable experience in financial services, banking, and wealth management. In addition, her experience as a former President and CEO of a trust and wealth management company, and as a director of other corporate and not-for-profit boards has provided her with expertise in the area of corporate governance.

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Steven A. Webster INDEPENDENT
Age: 71 Trust Manager since: 1993	Committees: Compensation Nominating and Corporate Governance
Current Directorships
•Callon Petroleum Company or its predecessor (oil and gas exploration and development)
•Oceaneering International, Inc. (subsea engineering)
Past Directorships
•ERA Group, Inc. (helicopter operations and leasing (2013-2020)

Professional Experience and Education:
Throughout his business career, Mr. Webster has been active in both venture capital and later stage investing in energy and other industries. After founding Falcon Drilling Company in 1988, he led its initial public offering in 1995 and subsequent merger with Reading & Bates and Cliffs Drilling, to form one of the world’s leading offshore drilling companies (FLC:NYSE). He served as CEO through 1999 just prior to R&B Falcon’s acquisition by Transocean. Mr. Webster was also a co-founder of Carrizo Oil & Gas (CRZO/NASDAQ), Basic Energy Services (BAS/NYSE), Hercules Offshore (HERO/Nasdaq) and numerous privately-held companies in various industries. Through his career , he has served as Chairman of Carrizo and Basic. Following the sale of R&B Falcon, Mr. Webster joined DLJ Merchant Banking to build its private equity practice in the energy space. From 2005 - 2018, he joined other DLJ Merchant Banking principals to co-found and manage Avista Capital Partners (Avista), a private equity firm focusing on energy and healthcare. Through AEC Partners, a successor to Avista, and individually, Mr. Webster remains active in private equity investment in energy and other industries. Mr. Webster holds an MBA from Harvard Business School, and both a BSIM degree and an honorary Doctorate in Management from Purdue University.

Qualifications:
Mr. Webster was nominated to serve on our Board because of his extensive financial knowledge and executive experience from his tenure as CEO and/or director of a number of publicly-traded companies. He has strong skills in corporate finance, capital markets, investments, mergers and acquisitions, and complex financial transactions.

Kelvin R. Westbrook INDEPENDENT
Age: 67 Trust Manager since: 2008 Lead Independent Trust Manager since: 2017	Committees: Executive
Current Directorships
•Archer-Daniels Midland Company (agribusiness-crop origination and transportation)
•T-Mobile USA, Inc. (mobile telecommunications)
•The Mosaic Company (agribusiness-crop nutrition)
Past Directorships
•Stifel Financial Corp. (financial services) (2007 - 2018)

Professional Experience and Education:
Mr. Westbrook has been President and CEO of KRW Advisors, LLC, a privately-held company in the business of providing consulting and advisory services to telecommunications, media, and other industries, since 2007. Prior to that time, he served in a variety of roles at Millennium Digital Media Systems, LLC including Chairman, Chief Strategic Officer, President, and CEO. He previously was President and Chairman of LEB Communications, Inc., and Executive Vice President of Charter Communications. Prior to 1993, he was a Partner in the national law firm of Paul, Hastings, Janofsky & Walker. Mr. Westbrook holds a Bachelor of Arts Degree from University of Washington and a Juris Doctor Degree from Harvard University.

Qualifications:
Mr. Westbrook was nominated to serve on our Board because of his extensive legal, media, and marketing expertise. He has strong skills in law, corporate finance, mergers and acquisitions, and telecommunications, and substantial executive and leadership experience. In addition, through his service on the boards of directors and board committees of numerous other public companies and not-for-profit entities, Mr. Westbrook has gained in-depth knowledge and expertise in the area of corporate governance.

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GOVERNANCE OF THE COMPANY
Board Independence

The Board believes the purpose of corporate governance is to ensure Camden maximizes shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices it believes promotes this purpose, are sound, and represent best practices. The Board continually reviews these governance practices, the rules and listing standards of the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission ("SEC") regulations, as well as best practices suggested by recognized governance authorities.
Currently, our Board has ten members, each of whom has been nominated for reelection to the Board. To determine which of its members are independent, the Board used the independence standards adopted by the NYSE for companies listed on the NYSE and also considered whether a Trust Manager had any other past or present relationships with the Company which created conflicts of interest or the appearance of conflicts of interest. The Board determined no Trust Manager, other than Richard J. Campo and D. Keith Oden, each of whom is employed by the Company, has any material relationship with the Company under the NYSE standards. As a result, the Company has a majority of independent Trust Managers on its Board as required by the listing requirements of the NYSE.

Board Oversight of Risk

A central focus for our Board is oversight of our corporate strategy and management’s execution of such strategy. The Board believes this is a continuous process which requires regular attention from the full Board as well as each Board committee. This ongoing effort involves the direct oversight by the Board of strategic risks to the Company and focuses the Board on the Company’s operational and financial performance over the short, intermediate and long term. Management regularly provides updates on risk management to the Audit Committee and the entire Board, and the Board regularly discusses the most significant market, credit, liquidity, and operational risks the Company is facing.

The Board relies upon senior management to supervise risk management activities within the Company. Senior management is responsible for developing a continuously improving culture of risk-aware practices to identify and manage the appropriate level of risk in pursuit of the Company’s business objectives. Senior management is supported by the Company’s compliance organization led by the Chief Compliance Officer (who is also the Company’s Chief Financial Officer, who reports to the Executive Vice Chairman of the Board and President), internal audit and external audit reviews, and the Company’s legal department, all of whom meet quarterly with the Audit Committee without other members of management present to report on these and other matters affecting the Company’s systems of disclosure controls and procedures.

At least quarterly, the Board and its committees engage with senior management and other members of management as well as subject matter experts from across the Company on risk as part of broad strategic and operational discussions, as well as on a risk-by-risk basis, to drive the identification, prioritization, and mitigation of the Company's most significant risks. During 2022, the Board received an update on the Company’s investments in the technology field and the Company’s Innovation Council focusing on new technology benefiting the multifamily industry; reviewed an overview of the functions and responsibilities of the Company’s legal department; evaluated the processes, procedures, controls, and tools utilized by the Company’s Finance and Treasury departments; and received updates on the resilience and security of the Company’s information technology systems, among other matters. The Board also received regular email updates from management between meetings. Enhanced oversight standards are utilized based on the immediacy of the risk assessed. For example, as all enterprises currently face IT and cybersecurity risk, the Board regularly discusses incidents throughout the industry and the emerging threat landscape, and receives regular updates from management regarding cybersecurity processes, the status of projects to strengthen cybersecurity and the results of security breach simulations. The Board and its committees and management may consult with outside advisors and experts to anticipate future threats and trends.

Although the entire Board is actively involved in overseeing risk management, the Audit Committee charter provides for the Audit Committee to discuss with management guidelines and policies to govern the process by which risk

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assessment and risk management is handled, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee also discusses with management the processes undertaken to evaluate the Company’s systems of disclosure controls and procedures, including those relating to risk management. In addition, each of the Board committees considers the risks within its area of responsibilities. For example, the Compensation Committee considers the risks which may be associated with the Company's executive compensation programs and the Nominating and Corporate Governance Committee considers ESG best practices.

Board Oversight of Human Capital Management

The Board, through the Nominating and Corporate Governance Committee, plays an active role as part of their ESG responsibilities in overseeing the Company’s human capital management, culture and talent development initiatives to better support our workforce. The Board and management strive to foster a diverse, inclusive, and collaborative environment for all employees and believe the Company’s corporate initiatives support this vision. The Board’s oversight activities in this area include, but are not limited to, the review of CEO and executive officer succession planning, and review of diversity and other employee metrics. See "Proxy Summary - Human Capital Matters" on page 4 for summary of current initiatives.

Board Oversight of Sustainability

The Board and management recognize the importance of minimizing Camden's environmental impact and maximizing our positive corporate social responsibility. Camden's Nominating and Corporate Governance Committee is responsible for overseeing our sustainability programs pursuant to its charter. Camden's Sustainability Committee also plays a lead role in overseeing strategies, policies, programs, and activities regarding ESG matters. The Sustainability Committee is chaired by our Chairman of the Board and CEO, Mr. Campo, and led by senior executives with responsibilities for implementing sustainable practices across our operations. The Board receives periodic updates regarding strategy, performance metrics, initiatives and related results. The Board and Camden are committed to creating value and making a positive and lasting impact for our employees, customers, shareholders, and community. We issue an annual Corporate Responsibility Report, which outlines the programs and initiatives in place supporting ESG matters, as well as the work we are doing to drive meaningful change socially, economically, and environmentally. In our Corporate Responsibility Report, we cover a broad range of topics, including actions we have taken to create a supportive, ethical, and equitable culture for our employees, invest in and care for our communities, protect the security of our and our residents’ data, increase our engagement and alignment with our shareholders, operate in an environmentally responsible manner, and support our employees and customers. See "Proxy Summary - Sustainability Commitment" on page 5 for summary of current initiatives.

To learn more about Camden's ESG efforts, we encourage you to review the full version of our Corporate Responsibility Report, which can be found in the Investors’ section of our website, www.camdenliving.com. Materials located on the Company’s website and referenced herein are not deemed to be part of this Proxy Statement and are not incorporated by reference.

Board Leadership Structure

The Nominating and Corporate Governance Committee seeks to maintain a Board that as a whole possesses the objectivity and the mix of skills and experience to provide comprehensive and effective oversight of Camden’s strategic, operational, and compliance risks. The Nominating and Corporate Governance Committee believes that ongoing board refreshment is important to maintain an appropriate mix of skills and provide fresh perspectives while leveraging the institutional knowledge and historical perspective of the Board’s longer-tenured Trust Managers. In keeping with the Nominating and Corporate Governance Committee’s overall strategy for Trust Manager succession and the appointment of new Board members, since 2017 the Board has added four new independent Trust Managers.

The Board is comprised of members with varying ethnic and professional backgrounds. We are proud to have a diverse Board comprised of 30% female members. The chair of each of the Company’s three independent committees is female.

Of the eight independent Trust Managers nominated for election at the annual meeting, three are currently serving or have served as a CEO and/or chair of the board of public companies. With respect to the Company’s five other

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independent Trust Manager nominees, one was the founder and has been the CEO or senior executive of large media companies, one has been a senior executive of an international financial institution and has been the dean of a large public school of business administration, one is a senior executive of an international restaurant corporation operating under numerous consumer brands, one is the CEO and Chairwoman of a privately-held technology company, and one is the Chancellor of a large public university system. Accordingly, we believe all of Camden’s independent Trust Manager nominees have demonstrated leadership in large enterprises and are familiar with board processes. For additional information about the backgrounds and qualifications of the Trust Manager nominees, see the discussion starting on page 9.

The Board currently has three committees comprised solely of independent Trust Managers - Compensation, Nominating and Corporate Governance, and Audit - with each having a separate chair. Among various other duties set forth in the applicable committee charters, (a) the Compensation Committee oversees the annual performance evaluation of the Company’s Chairman of the Board and CEO, Executive Vice Chairman of the Board and President, and the other Named Executive Officers; (b) the Nominating and Corporate Governance Committee is responsible for Company succession planning and monitors Board performance, ESG best practices, and the composition of the Board and its committees; and (c) the Audit Committee oversees the accounting and financial reporting processes as well as legal, compliance and risk management matters. The chair of each of these committees is responsible for directing the work of the applicable committee in fulfilling these responsibilities.
In accordance with the Company’s Bylaws and Guidelines on Governance, the Board is responsible for selecting the CEO and the Chairman of the Board. The Company’s Bylaws provide the Board will annually select the Chairman of the Board based upon such criteria as the Nominating and Corporate Governance Committee of the Board recommends and the Trust Managers believe to be in the best interests of the Company at a given point in time, and this process will include consideration of whether the roles of Chairman of the Board and CEO should be combined or separated based upon the Company’s needs and the strengths and talents of our executives at any given time.
Since the Company’s IPO in 1993, Camden’s Chairman of the Board has also served as its CEO. Over this period, Mr. Campo has held both of these positions, and Mr. Oden has served either as President or Executive Vice Chairman of the Board (he currently fills both roles), and in each position has responsibility for the management of Camden’s operations. Messrs. Campo and Oden are Camden’s co-founders and have partnered to lead Camden’s growth and success. Having Mr. Campo serve as both Chairman of the Board and CEO has eliminated the potential for confusion or duplicated efforts. To ensure robust independent leadership on the Board, the Company’s Guidelines on Governance require the appointment of a Lead Independent Trust Manager to facilitate the Board’s independent oversight of management, promote communication between management and the Board, and support the Board’s consideration of key governance matters. The Board believes its current leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management and the independent members of the Board by giving primary responsibility for the operational leadership and strategic direction of the Company to the Chairman and Chief Executive Officer, while enabling the Lead Independent Trust Manager to facilitate the Board’s independent oversight of management, promote communication between management and the Board, and support our Board’s consideration of key governance matters.
The Lead Independent Trust Manager is elected annually by our independent Trust Managers. The Board’s independent Trust Managers have elected Kelvin R. Westbrook as Lead Independent Trust Manager. In his role, Mr. Westbrook leverages his deep understanding of our business to identify key risks and mitigation approaches, with authority to require Board consideration and approval of these risk matters. The Lead Independent Trust Manager also regularly reviews the Company’s corporate governance framework based on shareholder feedback, results from the annual shareholder meeting, the Board and committees’ annual assessments, governance best practices, and regulatory developments to ensure the Board has the authority and practices in place to review and evaluate the Company’s business operations and to make decisions independent of management. This framework establishes the practices the Board follows with respect to, among other things, Board and committee composition and member selection, Board meetings and involvement of senior management, Trust Manager compensation, CEO performance evaluation, and management succession planning.

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Under the Company’s Guidelines on Governance, the Lead Independent Trust Manager has the following specific responsibilities:

●	presiding at all meetings of the Board at which the Chairman of the Board is not present;
●	convening, developing the agenda for and presiding at executive sessions of the independent Trust Managers, and taking the lead role in communicating to the Chairman of the Board any feedback, as appropriate;
●	assisting in the recruitment of Board candidates;
●	serving as principal liaison between the independent Trust Managers and the Chairman of the Board;
●	communicating with Trust Managers between meetings when appropriate;
●	consulting with the Chairman of the Board regarding the information, agenda and schedules of the meetings of the Board;
●	monitoring the quality, quantity and timeliness of information sent to the Board;
●	working with committee chairs to ensure committee work is conducted at the committee level and reported to the Board;
●	facilitating the Board’s approval of the number and frequency of Board meetings, as well as meeting schedules to assure there is sufficient time for discussion of all agenda items;
●	recommending to the Chairman of the Board the retention of outside advisors and consultants who report directly to the Board on Board-wide issues;
●	being available, when appropriate, for consultation and direct communication with shareholders and other external constituencies, as needed; and
●	serving as a contact for shareholders wishing to communicate with the Board other than through the Chairman of the Board.

Executive Sessions
Pursuant to the Company’s Guidelines on Governance, our independent Trust Managers have regularly scheduled executive sessions in which they meet without the presence of management or employee Trust Managers. These executive sessions typically occur before or after each regularly scheduled meeting of the Board. Any independent Trust Manager may request an additional executive session to be scheduled. The Lead Independent Trust Manager presides over these executive sessions. We believe the responsibilities assigned to the Lead Independent Trust Manager are consistent with generally accepted requirements for a “countervailing governance structure” when a company does not have an independent board chairman.
We believe, in addition to fulfilling the Lead Independent Trust Manager responsibilities, the Trust Managers who have served as Lead Independent Trust Manager have made valuable contributions to the Company. The following have been among the most important contributions of the Lead Independent Trust Manager:

●	monitoring the performance of the Board and developing a high-performing Board by helping the Trust Managers reach consensus, keeping the Board focused on strategic decisions, taking steps to ensure all the Trust Managers are contributing to the work of the Board, and coordinating the work of the Board committees;
●	developing a productive relationship with the Chairman of the Board/CEO and ensuring effective communication between the Chairman of the Board/CEO and the Board; and
●	supporting effective shareholder communications.

2023 Proxy Statement 20

As part of the review of Camden’s corporate governance and succession planning, the Board (led by the Nominating and Corporate Governance Committee) annually evaluates the Board leadership structure to ensure it remains the optimal structure for Camden and its shareholders.
Board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. Our CEO serves as Chairman of the Board but the Board committees (other than the Executive Committee) are composed of and chaired solely by independent Trust Managers. In addition, our Lead Independent Trust Manager assumes specified responsibilities on behalf of the independent Trust Managers. We believe this is the optimal board leadership structure for Camden and our shareholders.
Board Meetings and Board Committees

    All of the Trust Managers attended 80% or more of meetings of the Board and the committees on which they served during 2022. We encourage all of our Trust Managers standing for reelection to attend the annual meeting of shareholders and each of our Trust Managers standing for reelection were present at last year’s annual meeting.
    The following table identifies each committee of the Board, its members during 2022, its key functions, and the number of meetings held during 2022. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees satisfies the applicable independence requirements of applicable law, the SEC, and NYSE. Each committee reviews its respective written charter on an annual basis.

Camden Property Trust Board of Trust Managers Met seven times in 2022 Richard J. Campo Kelvin R. Westbrook INDEPENDENT LEAD	Primary Responsibilities ● Strategic oversight; ● Corporate governance; ● Shareholder advocacy; and ● Risk oversight.

Audit Committee Met five times in 2022 Current Committee Members Heather J. Brunner Javier E. Benito Mark D. Gibson
Primary Responsibilities
● Oversee the integrity of the Company’s consolidated financial statements and its compliance with legal and regulatory requirements;
● Supervise the Company’s internal audit function;
● Oversee the independent registered public accounting firm’s qualifications, independence, and performance;
● Appoint and replace the independent registered public accounting firm, approve the engagement fee of such firm, and pre-approve audit services and any permitted non-audit services; and
● Review, as it deems appropriate, the adequacy of the Company’s systems of disclosure controls and internal controls regarding financial reporting and accounting.
Charter
Last amended February 15, 2019
Financial Expertise
Ms. Brunner and Messrs. Benito and Gibson is each an "audit committee financial expert," as such term is defined in Item 407(d)(5)(ii) of Regulation S-K, based on their expertise in accounting and financial management.
Report
The Audit Committee Report is set forth beginning on page 59

2023 Proxy Statement 21

Compensation Committee Met two times in 2022 Current Committee Members Renu Khator Scott S. Ingraham Steven A. Webster
Primary Responsibilities
● Establish the Company’s general compensation philosophy and oversee the Company’s compensation programs and practices;
● Review and approve corporate goals and objectives relevant to the compensation of Named Executive Officers, evaluate annually the performance of the Named Executive Officers in light of the goals and objectives, and determine the compensation level of each Named Executive Officer based on this evaluation; and
● Review and approve any employment, severance, and termination agreements or arrangements to be made with any Named Executive Officer.
Charter
Last amended July 24, 2019
Report
The Compensation Committee Report is set forth beginning on page 32

Nominating and Corporate Governance Committee Met one time in 2022 Current Committee Members Frances Aldrich Sevilla-Sacasa Scott S. Ingraham Steven A. Webster
Primary Responsibilities
● Recommend new Trust Managers to serve on the Company's Board;
● Select the Trust Manager nominees for election at meetings of shareholders;
● Ensure the Board and management are appropriately constituted to meet their fiduciary obligations to the Company’s shareholders and the Company;
● Develop and implement policies and processes regarding corporate governance matters, including the review, approval, or ratification of any transactions between the Company and any Trust Manager or executive officer; and
● Oversee the programs and initiatives in place supporting the Company's ESG efforts.
Charter
Last amended February 18, 2021

Executive Committee No set meetings in 2022 Current Committee Members Richard J. Campo Scott S. Ingraham Kelvin R. Westbrook
Primary Responsibilities
● Approve the acquisition and disposal of investments and the execution of contracts and agreements, including those related to the borrowing of money, in instances where a full Board meeting is not possible or practical; and
● Exercise all other powers of the Trust Managers in instances where a full Board meeting is not possible or practical, except for those which require action by all Trust Managers or the independent Trust Managers under the Company’s declaration of trust or bylaws or under applicable law.

Additional Governance Matters

Guidelines on Governance and Codes of Ethics

The Board has adopted Guidelines on Governance to address significant corporate governance issues, which guidelines are available on the Investors' section of the Company’s website at www.camdenliving.com. These guidelines provide a framework for Camden’s corporate governance initiatives and cover a variety of topics, including the role of the Board, Board selection and composition, Board committees, Board operation and structure, Board orientation and evaluation, Board planning and oversight functions, and share ownership of certain officers. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.
The Board has also adopted a Code of Business Conduct and Ethics, which is designed to help officers, Trust Managers, and employees resolve ethical issues in an increasingly complex business environment, which is available on the Investors' section of the Company’s website at www.camdenliving.com. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of Camden’s assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences, and obtaining assistance to help resolve ethical issues. Camden has also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to Camden’s principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions.

2023 Proxy Statement 22

Communication with the Board

Any shareholder or interested party who wishes to communicate with the Board or any specific Trust Manager, including independent Trust Managers, may write to:

Lead Independent Trust Manager Camden Property Trust 11 Greenway Plaza, Suite 2400 Houston, Texas 77046

Depending on the subject matter, the Lead Independent Trust Manager will:
●    forward the communication to the Trust Manager or Trust Managers to whom it is addressed (for example, if the communication received deals with questions, concerns or complaints regarding compensation, it will be forwarded to the chair of the Compensation Committee for review);
●    forward to management if appropriate (for example, if the communication is a request for information about Camden or its operations or it is a share-related matter which does not appear to require direct attention by the Board or an individual Trust Manager); or
●    not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
At each meeting of the Board, the Lead Independent Trust Manager will present a summary of all material communications received since the last meeting of the Board and will make those communications available to any Trust Manager on request.
Share Ownership Guidelines
The Board has adopted a share ownership policy for Trust Managers and certain senior officers. The current share ownership policy for Trust Managers provides for a minimum beneficial ownership target of the Company’s common shares with a market value of $250,000 within three years of joining the Board. The current share ownership policy for senior officers provides for a minimum beneficial ownership target of the Company’s common shares, achieved with the lesser of a multiple of base salary or number of shares, within five years of becoming a senior officer, as follows:

Senior Officers	Annual Salary Multiple	Number of Shares
CEO Executive Vice Chairman of the Board and President	6 times	40,500
Executive Vice President	4 times	22,900
Senior Vice President	3 times	13,200

    The following forms of ownership are considered ownership of Company common shares for purposes of our current share ownership policy: common shares, common shares subject to share options deferred under Camden deferred compensation plans, restricted share awards, and restricted share units.

Each Trust Manager and senior officer is currently in compliance with the applicable ownership target guidelines, within the applicable time frame.
Short Selling and Hedging Prohibition

The Company’s Guidelines on Governance provide that Trust Managers and officers may not make “short sales” of any equity security of the Company. Short sales are defined as sales of securities the seller does not own at the time of the sale, or, if owned, securities that will not be delivered for a period longer than twenty days after the sale. In addition, Trust Managers and officers may not engage in transactions in derivatives of the Company’s equity securities, including hedging transactions.

2023 Proxy Statement 23

BOARD COMPENSATION
We use a combination of cash and share-based compensation to attract and retain qualified candidates to serve on the Board. In setting Board compensation, the Board considers the significant amount of time Trust Managers expend in fulfilling their duties as well as the skill level required by members of the Board.
During 2022, we paid each independent Trust Manager who served during the year an annual fee of $80,000. A Trust Manager may elect to receive his or her annual fee in Camden shares. To the extent a Trust Manager elects to receive shares, the price used to determine the number of shares is two-thirds of our share price at the time the shares are issued (i.e., the value of the shares at the time of grant is 150% of the value of the cash the Trust Manager would have otherwise received). These shares will vest 25% on date of grant and 25% in each of the next three years, subject to accelerated vesting upon the Trust Manager reaching the age of 65 years. In addition, during 2022 each independent Trust Manager who was elected or re-elected to the Board at the 2022 Annual Meeting received a fully-vested share award with a market value on the date of grant of approximately $100,000. In 2022, the following additional annual cash fees were paid:

Lead Independent Trust Manager	$25,000
Chair of the Audit Committee	$25,000
Chair of the Compensation Committee	$20,000
Chair of the Nominating and Corporate Governance Committee	$15,000
Member of the Audit Committee (other than the Chair)	$12,000
Member of the Compensation Committee (other than the Chair)	$7,500
Member of the Nominating and Corporate Governance Committee (other than the Chair)	$5,000
Each independent Trust Manager who is re-elected to the Board at the 2023 Annual Meeting will receive a fully-vested share award with a market value on the date of grant of $110,000. In addition, effective May 12, 2023 the annual cash fees to be paid to independent Trust Managers are as follows:

Lead Independent Trust Manager	$27,500
Chair of the Compensation Committee	$22,500
Chair of the Nominating and Corporate Governance Committee	$19,500
Member of the Audit Committee (other than the Chair)	$12,500
Member of the Compensation Committee (other than the Chair)	$10,000
Member of the Nominating and Corporate Governance Committee (other than the Chair)	$7,500

We also reimburse Trust Managers for travel and other expenses incurred in connection with their activities on Camden’s behalf.

Cash fees for our Trust Managers are paid in advance at the start of each applicable period. Trust Managers may elect to defer payment of their cash compensation and/or share awards under our deferred compensation plan, the Camden Property Trust Non-Qualified Deferred Compensation Plan.

2023 Proxy Statement 24

Director Compensation Table - Fiscal 2022
The table below summarizes the compensation the Company paid to each independent Trust Manager for 2022:

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation(4)	Total
Javier E. Benito [5]	$12,000	$248,332	$—	$260,332
Heather J. Brunner	25,000	220,224	—	245,224
Mark D. Gibson	12,000	220,224	—	232,224
Scott S. Ingraham	12,500	220,224	—	232,724
Renu Khator	20,000	220,224	—	240,224
William F. Paulsen [6]	—	—	60,841	60,841
Frances Aldrich Sevilla-Sacasa	15,000	220,224	—	235,224
Steven A. Webster	12,500	220,224	—	232,724
Kelvin R. Westbrook	25,000	220,224	—	245,224

(1)    Richard J. Campo, Chairman of the Board and CEO, and D. Keith Oden, Executive Vice Chairman of the Board and President, are not included in this table as they are employees and thus receive no additional compensation for their services as Trust Managers. The compensation received by Messrs. Campo and Oden as employees is shown in the Summary Compensation Table on page 46.

(2)    This column reflects the annual cash fees paid for 2022 to the independent Trust Managers and for service on Board committees as described above.
(3)    The dollar amount reported is the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in note 11 to the audited consolidated financial statements for the year ended December 31, 2022 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Under SEC rules, the value of share awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs, whereas cash awards are reported as compensation for the fiscal year in which the compensation is earned. Accordingly, the grant date fair value of share awards included in the table above is the grant date fair value of share awards granted in 2022.
On May 12, 2022, the date of our 2022 Annual Meeting, each Trust Manager who was elected or re-elected to the Board received an annual fully vested share award with a grant date fair value of $100,089 (with the difference between that value and $100,000 due to rounding to a whole share). Each such independent Trust Manager elected to receive, in lieu of the $80,000 annual cash fee for 2022, a share award of 150% of the annual cash fee, or $120,000. Accordingly, on May 12, 2022 each then current independent Trust Manager received an additional share award with a grant date value of $120,135 (with the difference between that value and $120,000 due to rounding to a whole share), which vested 25% on date of grant and will vest 25% in each of the next three years, subject to accelerated vesting upon the Trust Manager reaching the age of 65 years. Upon his appointment to the Board in February 2022, Mr. Benito received a pro-rata portion of the annual fully vested share award for service between the 2021 Annual Meeting of Shareholders and the 2022 Annual Meeting of Shareholders, with the grant date fair value of such pro-rated award equal to $28,108.

2023 Proxy Statement 25

As of December 31, 2022, none of the independent Trust Managers held any vested or unvested ordinary share options and such persons held the following numbers of unvested share awards, in each case related to shares granted to independent Trust Manager in lieu of annual fees:

Name	Unvested Share Awards
Javier E. Benito	625
Heather J. Brunner	1,380
Mark D. Gibson	1,380
Scott S. Ingraham *	—
Renu Khator *	—
William F. Paulsen *	—
Frances Aldrich Sevilla-Sacasa *	—
Steven A. Webster *	—
Kelvin R. Westbrook *	—
* As noted above, unvested equity awards granted to each Trust Manager vest in full at the time the Trust Manager reaches the age of 65 years. Each of these Trust Managers was at least 65 years of age as of December 31, 2022.

(4)     Represents amounts paid pursuant to a defined post-retirement benefit plan relating to prior service with Summit Properties, Inc. for secretarial, computer-related services, and office facilities. These benefits were not provided with respect to, nor were they contingent upon, Mr. Paulsen's service on the Board.

(5)    Mr. Benito was appointed to the Board effective February 1, 2022.

(6)    Mr. Paulsen retired from the Board effective May 12, 2022.

2023 Proxy Statement 26

EXECUTIVE OFFICERS

There are no family relationships among any of the Trust Managers or executive officers. No executive officer was selected as a result of any arrangement or understanding between that executive officer and any other person. All executive officers are elected annually by, and serve at the discretion of, the Board.
The Company’s current executive officers and their ages, current positions and recent business experience (all of which was with Camden) are as follows:

Name	Age	Position
Richard J. Campo	68	Chairman of the Board and CEO (May 1993 - present)
D. Keith Oden	66	Executive Vice Chairman of the Board and President (December 2021 -present); Executive Vice Chairman of the Board (July 2019 - December 2021); President (March 2008 - July 2019)
Alexander J. Jessett	48
Executive Vice President - Chief Financial Officer, and Assistant Secretary (December 2021 - present); Executive Vice President - Finance, Chief Financial Officer, and Assistant Secretary (March 2020 - December 2021); Executive Vice President-Finance, Chief Financial Officer, Treasurer, and Assistant Secretary (December 2014 - March 2020); Senior Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary (May 2013 - December 2014)

Laurie A. Baker	58	Executive Vice President - Chief Operating Officer (December 2021 - present); Executive Vice President - Operations (April 2019 - December 2021); Senior Vice President - Fund and Asset Management (February 2012 - April 2019)
William W. Sengelmann	64	Executive Vice President - Real Estate Investments (December 2014-present); Senior Vice President - Real Estate Investments (March 2008 - December 2014)

2023 Proxy Statement 27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows how many shares were owned by the Trust Managers, nominees for Trust Manager and executive officers as of March 16, 2023, including shares such persons had a right to acquire within 60 days after March 16, 2023 through the exercise of vested options to purchase shares held in a rabbi trust. The following table also shows how many shares were owned by beneficial owners of more than 5% of the Company’s common shares as of March 16, 2023. Unless otherwise noted, each person has sole voting and investment power over the shares indicated below.

	Shares Beneficially Owned(2)(3)
Name and Address of Beneficial Owners (1)	Amount	Percent of Class(4)
The Vanguard Group (5)	17,385,085	16.3%
Cohen & Steers, Inc. (6)	12,027,130	11.3%
BlackRock, Inc.(7)	9,803,756	9.2%
State Street Corporation (8)	6,845,289	6.4%
Richard J. Campo (9)	740,070	*
D. Keith Oden (10)	585,640	*
Steven A. Webster	139,495	*
Scott S. Ingraham	136,189	*
Alexander J. Jessett	101,108	*
Laurie A. Baker	66,567	*
William W. Sengelmann	66,159	*
Kelvin R. Westbrook	24,932	*
Frances Aldrich Sevilla-Sacasa	19,917	*
Renu Khator	12,486	*
Heather J. Brunner	8,837	*
Mark D. Gibson	5,256	*
Javier E. Benito	1,278	*
All Trust Managers and executive officers as a group (13 persons)(11)	1,907,934	1.8%
*    Less than 1%
(1)    The address for Mses. Baker, Sevilla-Sacasa, Khator, and Brunner, and Messrs. Campo, Oden, Webster, Ingraham, Jessett, Sengelmann, Westbrook, Gibson, and Benito, is c/o Camden Property Trust, 11 Greenway Plaza, Suite 2400, Houston, Texas 77046.
(2)    These amounts include shares the following persons had a right to acquire within 60 days after March 16, 2023 through the exercise of vested options to purchase shares held in a rabbi trust pursuant to a Company deferred compensation plan. Each option represents the right to receive one common share upon exercise:

2023 Proxy Statement 28

Richard J. Campo	454,192
D. Keith Oden	184,581
Steven A. Webster	20,799
Scott S. Ingraham	80,291
Alexander J. Jessett	—
Laurie A. Baker	17,078
William W. Sengelmann	3,813
Kelvin R. Westbrook	—
Frances Aldrich Sevilla-Sacasa	—
Renu Khator	—
Heather J. Brunner	—
Mark D. Gibson	—
Javier E. Benito	—
All Trust Managers and executive officers as a group (13 persons)(11)	760,754
(3)    These amounts exclude the following unvested share awards:

Richard J. Campo	—
D. Keith Oden	—
Steven A. Webster	—
Scott S. Ingraham	—
Alexander J. Jessett	25,190
Laurie A. Baker	14,879
William W. Sengelmann	19,229
Kelvin R. Westbrook	—
Frances Aldrich Sevilla-Sacasa	—
Renu Khator	—
Heather J. Brunner	636
Mark D. Gibson	636
Javier E. Benito	417
All Trust Managers and executive officers as a group (13 persons)(11)	60,987
(4)     On March 16, 2023, 2,085,553 common shares were held in a rabbi trust pursuant to a Company deferred compensation plan, and are treated as treasury shares for voting purposes; for purposes of calculating the percentage ownership of outstanding common shares in this proxy statement, these shares are not considered outstanding.
(5)    As reported in Amendment No. 20 to Schedule 13G filed with the SEC on February 9, 2023, The Vanguard Group has shared voting power over 222,928 shares, sole dispositive power over 16,944,485 shares and shared dispositive power over 440,600 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)    As reported in Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2023, Cohen & Steers, Inc. has sole voting power over 8,889,921 shares, and sole dispositive power over 12,027,130 shares; Cohen & Steers Capital Management, Inc. beneficially owns 11,946,077 shares and has sole voting power over 8,855,926 shares and sole dispositive power over 11,946,077; Cohen & Steers UK Limited beneficially owns 71,940 shares and has sole voting power over 24,882 shares and sole dispositive power over 71,940 shares; and Cohen & Steers Ireland Limited beneficially owns 9,113 shares and has sole voting power and sole dispositive power 9,113 shares. The address of Cohen & Steers, Inc. and Cohen & Steers Capital Manager, Inc. is 280 Park Avenue, 10th Floor, New York, New York, 10017. The address of Cohen & Steers UK Ltd. is 50 Pall Mall, 7th Floor, London, United

2023 Proxy Statement 29

Kingdom SW1Y 5JH. The address of Cohen & Steers Ireland Ltd. is 77 Sir John Rogerson's Quay, Block C, Grand Canal Docklands, Dublin 2, D02 VK60.

(7)    As reported in Amendment No. 14 to Schedule 13G filed with the SEC on January 24, 2023, BlackRock, Inc. has sole voting power over 9,139,945 shares and sole dispositive power over 9,803,756 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(8)    As reported in Schedule 13G filed with the SEC on February 8, 2023, State Street Corporation has shared voting power over 5,126,633 shares and shared dispositive power over 6,844,789 shares. The address of State Street Corporation is One Lincoln Street, Boston, Massachusetts, 02111.
(9)    Includes 285,779 shares held by a family Limited Partnership, which is owned approximately 99% by a family trust and approximately 1% by Mr. Campo.
(10)    Includes 157,886 shares held in a family Limited Partnership, which is owned approximately 99% by a family trust and approximately 1% by Mr. Oden.
(11)    Shares beneficially owned by more than one individual have been counted only once for this purpose.

2023 Proxy Statement 30

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

✓ The Board recommends you vote FOR approval of the advisory vote on executive compensation.
In accordance with SEC rules, shareholders are being asked to approve, on an advisory or nonbinding basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement.
As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, motivate and retain executives who have the motivation, experience and skills necessary to lead the Company effectively. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals. Please read the “Compensation Discussion and Analysis” beginning on page 33 and the tables that follow for additional details about the Company’s executive compensation programs, including information about the 2022 compensation of the Named Executive Officers.
Shareholders approved the Company’s executive compensation at the Company’s 2022 annual meeting of shareholders by an approximate 91% affirmative vote. The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to help ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its review process, the Compensation Committee:
●    provides a significant portion of each executive’s compensation as variable compensation through bonuses which are awarded based on achievement of pre-established performance goals; and
●    generally provides more than half of each executive's total compensation in the form of long-term equity-based awards to more closely align the interests of the Company’s executives with those of its shareholders and to maximize retention through multi-year vesting schedules.
In addition, we are committed to good corporate governance to promote the long-term interests of shareholders. We have an independent Compensation Committee that has retained an independent compensation consultant, and we have adopted anti-hedging and clawback policies and share ownership guidelines for our Named Executive Officers.
The Company is asking shareholders to indicate their support for its Named Executive Officer compensation program as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Company will ask its shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2022 Summary Compensation Table and the other related tables and disclosures.”
This vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board, and will not be construed as overruling a decision by, or creating or implying an additional duty for, the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, the Company will consider shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. The Company currently conducts annual advisory votes on executive compensation, and expects to conduct the next advisory vote at the Company’s 2024 annual meeting of shareholders.
The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the meeting.

2023 Proxy Statement 31

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE

Renu Khator, Chair
Scott Ingraham
Steven A. Webster

Compensation Committee Interlocks and Insider Participation

    During 2022, the Compensation Committee consisted of Renu Khator, Scott Ingraham and Steven A. Webster. None of these persons are an employee or officer of the Company nor has any relationship or affiliation with the Company requiring disclosure by the Company under SEC rules requiring disclosure of certain relationships and related person transactions. None of the Company’s executive officers served as a director or as a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during 2022.

2023 Proxy Statement 32

Compensation Discussion and Analysis

Overview
    This Compensation Discussion and Analysis describes the key principles and factors underlying our executive compensation policies for 2022 for the Company’s Named Executive Officers, who were:
● Chairman of the Board and CEO, Richard J. Campo;
● Executive Vice Chairman of the Board and President, D. Keith Oden;
● Executive Vice President-Chief Financial Officer, and Assistant Secretary, Alexander J. Jessett;
● Executive Vice President-Chief Operating Officer, Laurie A. Baker; and
● Executive Vice President-Real Estate Investments, William W. Sengelmann.
Our shareholders approved the Company’s executive compensation program at the 2022 annual meeting of shareholders by an approximate 91% affirmative vote. Based on this high level of support, the Compensation Committee did not change its general approach to executive compensation for 2022. The Compensation Committee will continue to consider the outcomes of our advisory say-on-pay proposals when making future compensation decisions for the Named Executive Officers.
Pay for Performance

“The compensation of our Named Executive Officers is tied to those performance metrics we believe are most highly correlated to growth in long-term shareholder value, while balancing the competitive nature of our industry for top talent.”
Renu Khator, Compensation Committee Chair

    At Camden, both the Board and our management team believe consistently strong operating results equate to long-term shareholder value creation. For 2022, approximately 89% of Mr. Campo’s total compensation and approximately 84% of the total compensation for our other Named Executive Officers, as reported in the Summary Compensation Table, was not guaranteed but was tied directly to performance and/or the value of our shares, as depicted in the following pay mix charts.

2023 Proxy Statement 33

Key Executive Compensation Performance Metrics of Achievement
    It is our goal to set challenging, yet achievable goals for our management team. The key performance metric achievements used to determine the performance award component of executive compensation for our Named Executive Officers for 2022 are listed below.

●	We consider FFO[1] to be a key metric. In 2022, FFO per share totaled $6.59 per diluted share, which was above our target of $6.41.
●	Same Property NOI[1] growth illustrates our ability to grow in current markets. In 2022, Same Property NOI growth was 14.6%, which was higher than our guidance of 10.5% to 13.5%.
●
In an effort to maintain appropriate and manageable levels of debt, the Company utilizes the Net Debt/Adjusted EBITDA[2] Ratio as a key metric. In 2022, our ratio was 4.1x, which was better than our target of 4.3x.

●
We continually assess our properties and future growth opportunities. The performance of our individual properties is extremely important. As such, yields from stabilized acquisitions/developments are a key metric. In 2022, the weighted average yields on our stabilized development properties were 0.34% above our targeted pro forma.

In addition to the key performance metrics discussed above, for Named Executive Officers other than Messrs. Campo and Oden, individual goals were established based on the individual’s business function, leadership and the Company’s strategic goals and initiatives, and the achievement of these goals was part of the determination of their annual bonuses as discussed below under “Elements of Total Annual Direct Compensation-Annual Incentives-Annual Bonus.” Individual goals were not established for Messrs. Campo or Oden given their responsibility for the overall operations and performance of the Company.

1 A reconciliation of net income attributable to common shareholders to FFO, diluted EPS to FFO diluted per share, net income to NOI and same property net operating income for the year ended December 31, 2022 is contained in either the Company’s 2022 Annual Report on Form 10-K filed on February 23, 2023 or in its earnings release furnished on a Current Report on Form 8-K filed on February 2, 2023.

2 Net Debt/Adjusted EBITDA Ratio is defined by the Company as the average notes payable less the average cash balance and short-term investments over the period (“Net Debt”) divided by Adjusted EBITDA (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization (“EBITDA”), including net operating income from discontinued operations, excluding equity in (income) loss of joint ventures, (gain) loss on sale of unconsolidated joint venture interests, gain on acquisition of controlling interest in joint ventures, gain on sale of operating properties including land, net of tax, loss on early retirement of debt, and income (loss) allocated to non-controlling interests. The Company considers Adjusted EBITDA to be an appropriate supplemental measure of operating performance to net income attributable to common shareholders because it represents income before non-cash depreciation and the cost of debt, and excludes gains or losses from property dispositions. A reconciliation of net income attributable to common shareholders to Adjusted EBITDA for the year ended December 31, 2022 is contained in the Company's earnings release furnished on a Current Report on Form 8-K filed on February 2, 2023.

Company’s Compensation Philosophy
Executive Compensation Objectives.
●    Support the Company’s business strategy and business plan by clearly communicating what is expected of Named Executive Officers with respect to goals and results and by rewarding achievement;
●    Attract, motivate, and retain Named Executive Officers who have the motivation, experience and skills necessary to lead the Company effectively and deliver on the Company’s profitability, growth, and total return to shareholder objectives; and
●    Link management’s success in enhancing long-term shareholder value, given market conditions, with executive compensation.
Mix of Compensation Elements. When setting compensation, the Compensation Committee seeks to achieve a balance between:
●    Fixed and variable pay;

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●    Short-term and long-term pay; and
●    Cash and equity.
    As highlighted above, the mix of executive compensation elements for the Named Executive Officers is heavily weighted toward variable and equity-based compensation to align compensation with performance and the creation of shareholder value. In awarding annual incentives, the Compensation Committee sets financial and operating performance goals at the corporate level while considering individual performance assessments.
Determination of Compensation
Compensation Committee. Our executive compensation program is administered under the direction of the Compensation Committee of the Board. The Compensation Committee determines the compensation, including related terms of employment agreements, for each of the Named Executive Officers.
The Compensation Committee meets outside of the presence of management to discuss compensation decisions and matters relating to the development and implementation of executive compensation programs.
Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultant.
Executive Officer Roles in Setting Compensation. Messrs. Campo and Oden make recommendations to the Compensation Committee based on the compensation philosophy and objectives set by the Compensation Committee as well as current business conditions. More specifically, for each Named Executive Officer, Messrs. Campo and Oden review competitive market data and recommend to the Compensation Committee performance measures and target goals for use under the Company's annual bonus program, in each case for the review, discussion, and approval of the Compensation Committee. For each Named Executive Officer other than themselves, Messrs. Campo and Oden also review the rationale and guidelines for compensation and annual share awards for the review, discussion, and approval of the Compensation Committee. Messrs. Campo and Oden may attend meetings of the Compensation Committee at the request of the Compensation Committee chair, but do not attend executive sessions and do not participate in any Compensation Committee discussions relating to the final determination of their own compensation.
Competitive Considerations. Salaries, annual bonus levels, and long-term incentive award grant levels for the Named Executive Officers are determined by the Compensation Committee based on its subjective evaluation of a variety of factors, including:
●    the nature and responsibility of the executive’s position;

●    the impact, contribution, expertise, and experience of the individual Named Executive Officer;

●    the importance of retaining the individual along with the competitiveness of the market for the individual Named Executive Officer’s talent and services;

●    internal equity relative to compensation among the Named Executive Officers and external equity relative to compensation of executives in similar positions with the peer group companies discussed below; and

●    the recommendations of Messrs. Campo and Oden (as to the other Named Executive Officers).

Camden operates and recruits talent across diverse markets and makes each compensation decision in the context of the particular situation, including the individual’s specific roles, responsibilities, qualifications, and experience. Camden takes into account information about the competitive market for executive talent, but because individual roles and experience levels vary among companies and Named Executive Officers, the Compensation Committee believes reviewing

2023 Proxy Statement 35

external compensation should be only one of a variety of factors for establishing compensation. Therefore, the Compensation Committee generally reviews information regarding competitive conditions from a variety of sources in making compensation decisions. These sources include reports of the Compensation Committee’s outside compensation consultant, NFP Compensation Consulting (“NFPCC”), industry studies and compensation surveys as well as publicly-available information regarding a peer group of public REITs listed and discussed below. In reviewing these studies and surveys, the Compensation Committee considers aggregate information only and does not focus on any particular company within these studies and surveys (other than the peer companies specified below).

Compensation Consultant. The Compensation Committee retained NFPCC, a consulting firm specializing in executive compensation and corporate governance, to provide advice on Camden’s executive compensation program for 2022. Neither NFPCC nor any of its affiliates provided any services to Camden or any of its affiliates during 2022 except for the executive compensation consulting services provided to the Compensation Committee. In 2022, NFPCC’s services for the Compensation Committee included: (i) advising the Compensation Committee with regards to Company goal setting; (ii) advising the Compensation Committee with respect to determining the membership of the Company’s 2022 Peer Group, as described below; and (iii) advising the Compensation Committee with respect to the amount and form of compensation for the Named Executive Officers, as described below. The Compensation Committee has assessed the independence of NFPCC and believes its engagement of NFPCC raises no conflicts of interest with the Company or any of its Board members or executive officers.
Peer Group. The Compensation Committee, with the advice of NFPCC, selected the companies identified in the chart below to make up the Company’s peer group considered by the Compensation Committee in making its executive compensation decisions for 2022, including salary and target bonus levels. The Compensation Committee selected these companies because they were public REITs the Compensation Committee considered to be similar to the Company when taking the following factors into account (in the aggregate, with no one factor being determinative): engaged in business in the same or similar markets as Camden, revenue, market capitalization, target markets, asset quality, financial, and organization structure, as well as companies which potentially compete for executive talent.

Camden Property Trust Peer Group
AvalonBay Communities, Inc.	Invitation Homes, Inc.
Brixmor Property Group, Inc.	Kimco Realty Corporation
CubeSmart	Mid-America Apartment Communities, Inc.
Duke Realty Corporation	National Retail Properties, Inc.
Equity LifeStyle Properties, Inc.	Spirit Realty Capital, Inc.
Equity Residential	Sun Communities, Inc.
Essex Property Trust, Inc.	The Macerich Company
Federal Realty Investment Trust	UDR, Inc.
Gaming & Leisure Properties, Inc.	Uniti Group Inc.
The peer group for 2022 was the same as the prior year except American Campus Communities, Inc. was removed because it ceased to be publicly-traded during 2022.

Elements of Total Annual Direct Compensation
For the Named Executive Officers, we believe equity and performance-based compensation should be a higher percentage of total compensation than for other officers of the Company. We believe equity and performance-based compensation should be tied to achievement of strategic and financial goals and building long-term shareholder value. The performance of the Named Executive Officers has a strong and direct impact in achieving these goals.
In making decisions with respect to any element of a Named Executive Officer’s compensation, the Compensation Committee considers the total compensation which may be awarded to such officer, including salary, annual bonus, performance awards, and long-term incentive compensation. The Compensation Committee’s goal is to award

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compensation which is reasonable in relation to its compensation philosophy when all elements of potential compensation as further described below are considered.

Compensation Element	Purpose

Base Salary	Attract and retain high-performing leaders with a competitive level of fixed compensation that reflects responsibilities, experience, value to the Company, and demonstrated performance.

Annual Incentives	Motivate executives to achieve financial and non-financial key performance objectives.

Long-Term Incentive Compensation	Align the interests of executives with shareholders by tying award values to long-term Company performance, while promoting retention and stability among the management team.
Base Salary
In reviewing and adjusting the base salary levels for the Named Executive Officers, the Compensation Committee considers the factors discussed on page 35 under Competitive Considerations. Merit-based increases in base salary may also be awarded to the Named Executive Officers from time to time based on the achievement of Company-wide goals and individual goals which relate to their respective areas of responsibility.
    2022 Increases. As part of the Compensation Committee’s 2022 review of the peer group study, the Compensation Committee noted base salary levels of the Named Executive Officers were significantly below the mean of salary levels for similar positions in the Company’s peer group. The Compensation Committee therefore increased each Named Executive Officer’s base salary for 2022 to be more closely aligned with the applicable mean level of the base salaries of the peer group, also taking into account the factors discussed on page 35 under Competitive Considerations. The following table provides the 2021 and 2022 salaries for each Named Executive Officer.

Named Executive Officer	2021 Salary	2022 Salary	% Change
Richard J. Campo	$600,196	$700,000	16.6%
D. Keith Oden	600,196	700,000	16.6%
Alexander J. Jessett	491,727	591,727	20.3%
Laurie A. Baker	434,762	534,762	23.0%
William W. Sengelmann	437,091	512,091	17.2%

Annual Incentives
Annual Bonus. The Compensation Committee has established a bonus target, as a percentage of base salary, for each Named Executive Officer. The 2022 target bonus percentage for each of Messrs. Campo and Oden was 400%, and the target bonus percentage for each of the other Named Executive Officers was 250%. In determining the target bonus for each Named Executive Officer, the Compensation Committee takes into account the factors discussed on page 35 under Competitive Considerations. The maximum bonus that may be awarded to a Named Executive Officer is currently 175% of the executive's target bonus.
To more fully tie compensation to long-term performance, Named Executive Officers may elect to receive up to 50% of their annual bonuses in Camden shares. To the extent a Named Executive Officer elects to receive shares, the price used to determine the number of shares is two-thirds of our share price at the time the shares are issued (i.e., the value of the shares at the time of grant is 150% of the cash portion of the annual bonus the Named Executive Officer would have otherwise received in cash). Historically, most Named Executive Officers have elected to receive the maximum 50% of their bonus in shares (and all of the Named Executive Officers elected to receive the maximum in shares for 2022), further tying each officer's compensation to longer term shareholder value creation. To provide an additional retention incentive, the shares issued pursuant to these grants vest 25% on the grant date and 25% on February 15th of each of the next three years, subject to accelerated vesting upon the executive's attaining age 65 with at least ten years of service with the Company ("Retirement Eligible"), or in connection with certain terminations as described in “Potential Payments Upon Termination or Change in Control” below.

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The annual bonus process for the Named Executive Officers involves the following basic steps:

Step 1 Set Company Financial Goals
The Compensation Committee discusses recommendations for financial performance measures and performance ranges for the Company with the Chairman of the Board/CEO and the Executive Vice Chairman of the Board and President, and then sets performance goals for the Company.

Step 2 Setting Other Performance Objectives
For Named Executive Officers other than Messrs. Campo and Oden, the Compensation Committee approves other performance objectives for the executive and his or her individual area of responsibility. These objectives take into account the recommendations of the Chairman of the Board/CEO and the Executive Vice Chairman of the Board and President and are intended to account for performance beyond purely financial measures.

Step 3 Setting Weightings of Goals and Objectives
The Compensation Committee approves the weightings of the financial goals and other performance objectives to help incentivize a high level of performance by the individual executive. These weightings take into account the recommendations of the Chairman of the Board/CEO and the Executive Vice Chairman of the Board and President.

Step 4 Measuring Performance
After the end of the year, the Compensation Committee reviews actual performance against each of the financial goals and other performance objectives established at the outset of the year. In determining the extent to which the financial goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude the impact of equity offerings, changes in accounting principles, and non-recurring, extraordinary, unusual or infrequently occurring events. Consistent with its philosophy that a higher percentage of the most senior Named Executive Officers’ compensation should be tied to Company performance measures, the higher the individual’s position, the more heavily the bonus opportunity is weighted by the Company’s performance.

	Messrs. Campo and Oden Mr. Jessett, Ms. Baker, and Mr. Sengelmann	100% Company performance 50% Company/50% Individual

Step 5 Final Bonus Determination
The next step in the process is to determine each Named Executive Officer's actual bonus taking into account the Named Executive Officer's target bonus opportunity and actual performance results achieved for the year.

For purposes of determining 2022 annual bonuses for the Named Executive Officers, the Compensation Committee established individual performance objectives, and relative weightings for those objectives, for each of the Named Executive Officers other than Messrs. Campo and Oden. In setting the individual performance objectives, the Compensation Committee considered the recommendations of Messrs. Campo and Oden. The Compensation Committee did not establish specific individual performance objectives for Messrs. Campo and Oden given their responsibility for the overall operations of the Company. The 2022 individual performance objectives and relative weightings, established by the Compensation Committee for Mr. Jessett, Ms. Baker, and Mr. Sengelmann, as well as their overall achievement, were as follows:

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Executive/Weightings	Individual Performance Metrics	Weighting
	The effectiveness in supervising financial reporting and forecasting, insurance, internal audit, legal and related functions, systems, and personnel	25%
	The effectiveness in managing the Company’s real estate investments function	25%
	The effectiveness in managing the Company's construction function	20%
	The effectiveness in managing the Company's balance sheet	20%
	The effectiveness in communicating Camden vision, strategy and culture to employees	10%
	Overall Achievement - 95%

	The effectiveness in managing various Company strategic and business programs	30%
	Same property NOI performance, and achievement of departmental and operational budgets	25%
	The effectiveness of utilizing strengths to manage certain Company human capital initiatives	20%
	The effectiveness in training, mentoring and developing personnel and managing business processes to maximize customer sentiment	15%
	The effectiveness in developing and promoting corporate culture to employees	10%
	Overall Achievement - 95%

	The effectiveness in consummating acquisitions and dispositions	25%
	Yields on developments and completion of developments in accordance with applicable budgets	25%
	The addition of new projects to the development pipeline	20%
	The commencement of construction of budgeted new development projects	20%
	The achievement of departmental budgets, and communicating corporate culture to employees	10%
	Overall Achievement - 86%

As described above, each of the Named Executive Officers elected to receive 50% of the executive's annual bonus in the form of a share award. The following table shows each Named Executive Officer's total annual bonus for 2022 before the share award conversion and the portion of each Named Executive Officer's annual bonus paid for 2022 that was paid in cash, with the balance having been converted to a share award as described above.

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Named Executive Officer	Total Annual Bonus for 2022	Portion of Annual Bonus for 2022 Paid in Cash
Richard J. Campo	$3,823,546	$1,911,773
D. Keith Oden	3,823,546	1,911,773
Alexander J. Jessett	1,864,084	932,042
Laurie A. Baker	1,619,326	809,663
William W. Sengelmann	1,174,341	587,171

    The amounts of the annual bonus paid to each Named Executive Officer in the form of cash and share awards are set forth in the table below under “2022 Compensation Decisions” in the columns under “Annual Bonus.” (page 42). In accordance with SEC rules, the portion of the annual bonus paid in cash is reported in the Summary Compensation Table (page 46) in the column under “Non-Equity Incentive Plan Compensation” for 2022, while the portion of the annual bonus paid in shares will be reported in the Summary Compensation Table in the proxy statement for the Company’s 2024 annual meeting in the column under “Stock Awards” because the shares are not issued until 2023.

Performance Award. The compensation program provides for an additional award linked to corporate annual performance. The objective of the award program is to reward individuals for the achievement of specific corporate goals, which the Compensation Committee believes correlate closely with growth of long-term shareholder value.
Under this performance award program, the Named Executive Officers have been awarded notional common shares, which do not represent actual common shares, the number of which is based upon their position with the Company. The notional shares expire on the tenth anniversary of the date of grant, and are automatically renewed for a new ten year period, subject to approval by the Compensation Committee, on the date of expiration. Each Named Executive Officer held the same notional shares as in 2021, except Mr. Jessett and Ms. Baker, who each were awarded an additional 10,000 notional shares in 2022.The holders of notional shares receive an annual cash payment equal to their number of notional shares multiplied by a percentage, determined based on Company performance as described below, of the actual dividends declared during the year for Company common shares.

Listed below are the Company performance goals which were established for 2022 and utilized by the Compensation Committee to determine 2022 annual performance awards for the Named Executive Officers, along with the weightings assigned to each goal and the Company’s achievement of the 2022 performance goals.

	Weight	Threshold Goal (75% Payout)	Target Goal (100% Payout)	Maximum (150% Payout)	Actual Performance	Achievement
FFO per share	35%	$6.26	$6.41	$6.56	$6.59	150%

Same property NOI growth	30%	10.50%	12.00%	13.50%	14.65%	150%

Net Debt/Adjusted EBITDA Ratio	20%	4.55 x	4.30 x	4.05 x	4.09 x	141%

Underwritten Yields on Acquisitions/Developments[1]	15%	4.09%	4.34%	4.59%	4.68%	150%

Total	100%					148%
Based on the achievements and weightings described above, the Compensation Committee determined the overall achievement percentage of Company performance for 2022 was 148%.

1 Based on Camden North End II, RiNo, Downtown, Cypress Creek II, Franklin Park, Music Row, Central, and Greenville.

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Based on the weighted achievement level of corporate goals under the performance award program being 148% each of the Named Executive Officers received the following cash payments in 2023 under the Performance Award Program for performance in 2022 based on the following number of notional shares held by the named Executive Officer:

Named Executive Officer	Number of Notional Shares	2022 Cash Payments
Richard J. Campo	60,000	$333,888
D. Keith Oden	60,000	333,888
Alexander J. Jessett	45,000	250,416
Laurie A. Baker	45,000	250,416
William W. Sengelmann	35,000	194,768
These cash payments are reflected in the table below under “2022 Compensation Decisions” in the column entitled “Performance Award” (page 42), and are included in the column entitled "Non-Equity Incentive Plan Compensation" of the Summary Compensation Table (page 46).
Long-Term Incentive Compensation
Purpose. The long-term incentive program provides annual awards in the form of share awards and/or share options, which vest over time, subject to Retirement Eligibility. The objective of the program is to align compensation for the Named Executive Officers over a multi-year period directly with the interests of shareholders by motivating and rewarding creation and preservation of long-term shareholder value. To further this objective, we have adopted Share Ownership Guidelines as described on page 23 above that provide for the Named Executive Officers to own a specified level of our shares. In determining the levels of long-term incentives to award the Named Executive Officers, the Compensation Committee considers the factors discussed on page 35 under Competitive Considerations.
Equity-Based Awards. Share and option awards reward shareholder value creation in slightly different ways. Option awards (which have exercise prices equal to the fair market value of the Company’s common shares on the date of grant) reward the Named Executive Officers only if the share price increases from the date of grant. Share awards are impacted by all share price changes, so the value to the Named Executive Officers is affected by both increases and decreases in share price from the market price at the date of grant.
    Long-Term Compensation Awards. In February 2023, the Compensation Committee awarded share awards to each Named Executive Officer due to the strong operating results in 2022 discussed above.

    As described above, each Named Executive Officer also elected to receive a portion of his or her annual bonus for 2022 in the form of a share award (with the balance of the bonus being paid in cash as reflected in the table on page 46). The number o

2023 Proxy Statement 41

f shares subject to each annual bonus share award and each 2022 annual share award granted by the Company is set forth below.

Named Executive Officer	Grant Date	Number of Shares	Award Type
Richard J. Campo[1]	2/22/23	9,913	Share Award
	2/22/23	24,394	Annual Bonus-Share Award
D. Keith Oden[1]	2/22/23	9,913	Share Award
	2/22/23	24,394	Annual Bonus-Share Award
Alexander J. Jessett	2/22/23	6,295	Share Award
	2/22/23	11,893	Annual Bonus-Share Award
Laurie A. Baker	2/22/23	3,417	Share Award
	2/22/23	10,331	Annual Bonus-Share Award
William W. Sengelmann	2/22/23	5,416	Share Award
	2/22/23	7,492	Annual Bonus-Share Award
1 Messrs. Campo and Oden became Retirement Eligible in 2019 and 2021, respectively, and all new share awards granted to either of them vest on date of grant. None of the other Named Executive Officers are currently Retirement Eligible.
The grant date fair values of the annual bonus and other share awards granted in February 2023 will be included in the Summary Compensation and Grants of Plan-Based Awards tables in the proxy statement for the 2024 annual meeting of shareholders.
    In February 2022, the Compensation Committee also approved annual bonus and annual bonus share awards for each of the Named Executive Officers based on 2021 performance. These awards are described in the Company’s proxy statement for its 2022 annual meeting. Pursuant to SEC rules, the grant date fair values of the annual bonus and other share awards granted in February 2022 are included in the Summary Compensation and Grants of Plan-Based Awards tables below in this proxy statement as 2022 compensation.

Subject to the Retirement Eligible designation and the acceleration of awards as described under “Potential Payments Upon Termination or Change in Control” below, (i) share awards made in 2022 and 2023 vest in three equal annual installments beginning on February 15th in the year following the year of grant; and (ii) annual bonus share awards vest 25% immediately on the date of grant and 25% on February 15th of each of the next three years. As noted above, the price used to determine the number of shares subject to the annual bonus share awards is two-thirds of our share price at the time the share award is granted (i.e., the value of the shares at the time of grant is 150% of the value of the portion of the annual bonus the Named Executive Officer would have otherwise received if a cash payment had been elected).

2022 Compensation Decisions
    The table below presents the 2022 compensation for each Named Executive Officer in the manner the Compensation Committee considers compensation for the Named Executive Officers, as explained below. This table differs from compensation reported in the 2022 Summary Compensation Table in that it reflects the value of our Named Executive Officers’ long-term equity incentive awards as compensation for the year immediately prior to the year in which they are granted, rather than the year in which they were granted (e.g., long-term compensation awards granted in February 2023 are shown in the table below as 2022 compensation) as the Compensation Committee considers them to be compensation for the just-completed year. While compensation reported in the 2022 Summary Compensation Table is useful, the disclosure rules of the SEC do not take into account the retrospective nature of our executive compensation program and therefore create a one-year lag between the value of our Named Executive Officers’ long-term compensation awards and the year to which the Compensation Committee believes they relate (e.g., long-term equity incentive awards granted in February 2023 will not, in accordance with the SEC’s rules, be shown in the Summary Compensation Table

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until our 2024 Proxy Statement as 2023 compensation). This table supplements, and does not replace, the 2022 Summary Compensation Table on page 46.

		Annual Bonus			Long-Term Compensation
Name	Salary	Cash Bonus	Share Award (1)	Performance Award	Share Award (1)	Total
Richard J. Campo	$700,000	$1,911,773	$2,867,759	$333,888	$1,165,372	$6,978,792
D. Keith Oden	700,000	1,911,773	2,867,759	333,888	1,165,372	6,978,792
Alexander J. Jessett	591,727	932,042	1,398,141	250,416	740,040	3,912,366
Laurie A. Baker	534,762	809,663	1,214,512	250,416	401,703	3,211,056
William W. Sengelmann	512,091	587,171	880,760	194,768	636,705	2,811,495
(1)The dollar amount reported is the aggregate grant date fair value of share awards granted in February 2023 computed in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in note 11 to the Company's audited consolidated financial statements for the year ended December 31, 2022 included in its Annual Report on Form 10-K for the year ended December 31, 2022.

Policy Regarding Clawback of Compensation
The Company’s Guidelines on Governance provide if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by a Named Executive Officer, the Company may recover incentive compensation from such Named Executive Officer (including profits realized from the sale of the Company’s securities). In such a situation, the Board would exercise its business judgment to determine what action it believes is appropriate. Action may include recovery or cancellation of any bonus or incentive payments made to a Named Executive Officer on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results. These actions would be taken only if the Board determines such recovery or cancellation is appropriate due to intentional misconduct by the Named Executive Officer which resulted in performance targets being achieved which would not have been achieved absent such misconduct.

On October 26, 2022, the SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act. The final rules direct the stock exchanges to establish listing standards requiring listed companies to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers and to satisfy related disclosure obligations. We intend to timely adopt any changes which may be necessary to satisfy these requirements.

Deferred Compensation Plans and Termination Payments
Deferred Compensation Plans. Camden maintains a deferred compensation plan for the benefit of the Company’s officers, Trust Managers, and other key employees in which the participant may elect to defer cash compensation and share awards and, prior to 2005, certain options granted under Camden’s share incentive plans. We believe providing these individuals with the opportunity to defer compensation is a cost-effective way to permit them to receive the tax benefits associated with delaying the income tax event on the deferred amount, even though the related deduction for Camden is also deferred.
Termination and Change in Control Payments. Since the Company’s initial public offering in 1993, it has provided its Named Executive Officers with the ability to receive severance payments, plus, in some cases, a gross-up payment, if certain situations occur, such as termination without cause or a change in control. The objective of these benefits is to recruit and retain talent in a competitive market. Benefits which would be provided in connection with a change in control are also intended to motivate Named Executive Officers to remain with the Company through the transaction despite the uncertainty and dislocation which arises in the context of change in control situations. These potential payments are summarized below and more fully described under “Potential Payments Upon Termination or Change in Control” (page 52). The Company's agreements with its Named Executive Officers that include tax gross-up provisions w

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ere entered into prior to 2013. Since that time, the Company has not entered into any new arrangements with its Named Executive Officers that include tax gross-up provisions.
Perquisites and Other Personal Benefits. The Company does not provide material perquisites or other benefits to the Named Executive Officers. The Named Executive Officers participate in the Company’s 401(k) and other benefit plans on the same terms as other employees.
Employment Agreements
To help recruit and retain talent in a competitive market, the Company enters into employment agreements with all of its Named Executive Officers. These employment agreements are more fully described below under “Employment Agreements” (page 49).

Compensation Policies and Practices Relating to Risk Management
The Compensation Committee conducts regular analytical reviews focusing on several key areas of Camden’s compensation program for its Named Executive Officers, including external market compensation data, pay mix, selection of performance metrics, goal setting process, and internal equity (compensation differences between individuals). These reviews provided a process to consider if any of Camden’s current programs, practices or procedures regarding Named Executive Officer compensation should be altered to help ensure Camden maintains an appropriate balance between prudent business risk and resulting compensation.
As a result of this process, the Compensation Committee concluded that while a significant portion of Camden’s Named Executive Officer compensation program is performance-based, the program does not encourage excessive or unnecessary risk-taking and Camden’s policies and procedures largely achieved the appropriate balance between annual goals and Camden’s long-term financial success and growth. While risk-taking is a necessary part of growing a business, the Compensation Committee focuses on aligning Camden’s compensation policies with its long-term interests so as to not encourage excessive or unnecessary risk-taking, as follows:
●    Use of Long-Term Compensation. In general, more than half of each Named Executive Officer's total compensation is non-cash compensation in the form of long-term equity-based awards to more closely align the interests of Camden's Named Executive Officers with those of Camden’s shareholders and to maximize retention insofar as equity-based awards are subject to time-based vesting, which is usually over a period of at least three years subject to accelerated vesting when the holder becomes Retirement Eligible, or upon certain terminations of the holder’s employment as described under “Potential Payments Upon Termination or Change in Control” below. This vesting period encourages Named Executive Officers to focus on sustaining Camden’s long-term performance. These grants are typically made annually, so officers generally have unvested awards which could decrease significantly in value if Camden’s stock price declines in value.
●    Payment of Annual Bonuses in Shares. To more fully tie compensation to long-term performance, Named Executive Officers may elect to receive up to 50% of their annual bonuses in shares of the Company. To the extent a Named Executive Officer elects to receive shares, the price used to determine the number of shares is two-thirds of our share price at the time the shares are issued (i.e., the value of the shares at the time of grant is 150% of the value of the cash the Named Executive Officer would have otherwise received). These shares vest 25% on date of grant and 25% in each of the next three years subject to accelerated vesting when the holder become Retirement Eligible, or upon certain terminations of the holder’s employment as described under “Potential Payments Upon Termination or Change in Control” below. Historically, most Named Executive Officers have elected to receive the maximum 50% in shares, further aligning the executive’s compensation with the creation of shareholder value.
●    Share Ownership Guidelines. The Board has adopted a share ownership policy for the Named Executive Officers, which is described above under “Governance of the Company-Share Ownership Guidelines.” Each Named Executive Officer currently meets the applicable ownership target. The Compensation Committee believes these guidelines help to ensure each Named Executive Officer will have a significant amount of personal wealth tied to long-term holdings in Camden’s shares.

2023 Proxy Statement 44

●    Use of Clawbacks. The Company’s Guidelines on Governance provide if Camden is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by a Named Executive Officer, Camden may recover incentive compensation from such Named Executive Officer (including profits realized from the sale of its securities), as described above under “Compensation Discussion and Analysis-Policy Regarding Clawback of Compensation.”
●    Performance Metrics. The Compensation Committee believes in linking pay with performance. In 2022, Camden used a variety of quantifiable performance metrics for the annual performance awards, as described in more detail under “Compensation Discussion and Analysis-2022 Compensation Decisions.”
In summary, by structuring Camden’s compensation program so that a considerable amount of a Named Executive Officer’s compensation is tied to Camden’s long-term success and share value, we believe we avoid creating the type of disproportionately large short-term incentives which could encourage the Named Executive Officers to take risks that are not in Camden’s long-term interests. Camden provides incentives for the Named Executive Officers to manage for long-term growth in a prudent manner.
This Compensation Discussion and Analysis includes certain discussions regarding the Company, its business and individual measures used in assessing performance. These measures are discussed in the limited context of our executive compensation program. You should not interpret them as statements of the Company’s expectations or as any form of guidance by the Company. We caution and urge you not to apply the statements or disclosures made in this Compensation Discussion and Analysis in any other context.

2023 Proxy Statement 45

Compensation Tables
Summary Compensation Table - Fiscal 2020-2022
    The table below summarizes the total compensation earned by each of the Named Executive Officers during each of the three years ended December 31, 2020, December 31, 2021 and December 31, 2022.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Richard J. Campo Chairman of the Board and Chief Executive Officer	2022	$700,000	$3,227,906	$2,245,661	$3,000	$6,176,567
	2021	600,196	2,008,427	1,673,800	3,000	4,285,423
	2020	582,714	2,386,360	895,357	3,000	3,867,431
D. Keith Oden Executive Vice Chairman of the Board and President	2022	$700,000	$3,227,906	$2,245,661	$3,000	$6,176,567
	2021	600,196	2,008,427	1,673,800	3,000	4,285,423
	2020	582,714	2,386,360	895,357	3,000	3,867,431
Alexander J. Jessett Executive Vice President- Chief Financial Officer, and Assistant Secretary	2022	$591,727	$1,737,109	$1,182,458	$3,000	$3,514,294
	2021	491,727	1,446,349	838,893	3,000	2,779,969
	2020	477,405	1,364,004	604,175	3,000	2,448,584
Laurie A. Baker Executive Vice President- Chief Operating Officer	2022	$534,762	$674,078	$1,060,079	$3,000	$2,271,919
	2021	434,762	449,246	355,800	3,000	1,242,808
	2020	422,099	426,708	165,000	3,000	1,016,807
William W. Sengelmann Executive Vice President- Real Estate Investments	2022	$512,091	$1,437,573	$781,939	$3,000	$2,734,603
	2021	437,091	1,164,636	708,092	3,000	2,312,819
	2020	424,360	1,098,461	485,265	3,000	2,011,086
(1)    The dollar amount reported is the aggregate grant date fair value of share awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in note 11 to the Company’s audited consolidated financial statements for the year ended December 31, 2022 included in its Annual Report on Form 10-K for the year ended December 31, 2022.
    Under SEC rules, the value of share awards is reported as compensation for the fiscal year in which the grant date (as determined for accounting purposes) occurs, whereas cash awards are reported as compensation for the fiscal year in which the compensation is earned. Accordingly, the grant date fair value of share awards included in the table above is the grant date fair value of share awards granted in 2022. As discussed above in the Compensation Discussion and Analysis, in February 2023 the Compensation Committee assessed company and individual performance levels for 2022, and granted annual share awards and determined 2022 annual bonuses for the Named Executive Officers based on that assessment. The Compensation Committee's view is that all share awards granted in February 2023 relate to 2022 (including the portion of 2022 annual bonuses the Named Executive Officers elected to receive in shares instead of cash). However, in accordance with applicable SEC rules, the cash bonuses awarded based on 2022 performance are reported in the Summary Compensation Table as compensation for 2022, while the share grants awarded in February 2023 will be reported in the executive compensation tables in next year’s proxy statement as compensation for 2023.

2023 Proxy Statement 46

The following table sets forth the portions of the annual bonuses for each year the Named Executive Officer elected to have paid in shares (both the number of shares paid and the dollar value of those shares based on the closing price for a share on the applicable payment date):

	2022 [1]		2021 [2]		2020 [3]
	Shares	Value	Shares	Value	Shares	Value
Richard J. Campo	12,594	$2,062,519	8,122	$843,064	10,364	$1,220,983
D. Keith Oden	12,594	2,062,519	8,122	843,064	10,364	1,220,983
Alexander J. Jessett	6,088	997,032	8,731	906,278	6,994	823,963
Laurie A. Baker	1,663	272,350	2,385	247,563	1,910	225,017
William W. Sengelmann	4,890	800,835	7,013	727,949	5,617	661,739
1 As determined by the Compensation Committee on February 16, 2022.
2 As determined by the Compensation Committee on February 17, 2021. In May 2020, Richard J. Campo and D. Keith Oden each voluntarily waived the right to receive future bonus compensation of $500,000 so that such amount could be contributed to the Camden Resident Relief Funds and to the Employee Relief Fund. As a result, the portion of the annual bonus paid in shares set forth in the table above approved by the Compensation Committee for 2020 and paid in 2021 for each of Messrs. Campo and Oden reflects the $500,000 reduction.
3As determined by the Compensation Committee on February 19, 2020.
In each case, the balance of the annual bonus for the applicable year was paid in cash in the amounts reported in note (2) below.
(2)    The following tables set forth for each Named Executive Officer the portion of the officer’s annual bonus paid in cash and the amount awarded to the officer under our Performance Award Program:
(a)     Portions of the annual bonus paid in cash as follows:

	2022 [1]	2021 [2]	2020 [3]
Richard J. Campo	$1,911,773	$1,375,000	$895,357
D. Keith Oden	1,911,773	1,375,000	895,357
Alexander J. Jessett	932,042	664,593	604,175
Laurie A. Baker	809,663	181,500	165,000
William W. Sengelmann	587,171	533,792	485,265
1 As determined by the Compensation Committee on February 22, 2023, as discussed in more detail starting on page 37 under the heading “Annual Bonus.”
2 As determined by the Compensation Committee on February 16, 2022.
3 As determined by the Compensation Committee on February 17, 2021.
(b)    Cash awards made under the Performance Award Program, which is discussed in further detail on page 40 under the heading “Performance Award,” as follows:

	2022	2021	2020
Richard J. Campo	$333,888	$298,800	$—
D. Keith Oden	333,888	298,800	—
Alexander J. Jessett	250,416	174,300	—
Laurie A. Baker	250,416	174,300	—
William W. Sengelmann	194,768	174,300	—

2023 Proxy Statement 47

(3)    Represents matching contributions under the Company’s 401(k) plan.

Grants of Plan Based Awards - Fiscal 2022
    The following table sets forth certain information with respect to awards granted during the year ended December 31, 2022 for each Named Executive Officer under the annual bonus, performance award and long-term compensation programs. The amounts shown in the All Other Stock Awards: Number of Shares of Stock or Units column reflect the share awards granted in February 2022 with respect to performance in 2021. The Company did not issue any option awards during 2022.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Richard J. Campo	2/16/22 (1)	—	$2,800,000	$4,900,000	—	—
	2/16/22 (2)	—	225,600	338,400	—	—
	2/16/22 (3)	—			7,116	$1,165,387
	2/16/22 (4)	—			12,594	2,062,519
D. Keith Oden	2/16/22 (1)	—	$2,800,000	$4,900,000	—	—
	2/16/22 (2)	—	225,600	338,400	—	—
	2/16/22 (3)	—			7,116	$1,165,387
	2/16/22 (4)	—			12,594	2,062,519
Alexander J. Jessett	2/16/22 (1)	—	$1,479,318	$2,588,806	—	—
	2/16/22 (2)	—	169,200	253,800	—	—
	2/16/22 (3)	—			4,519	$740,077
	2/16/22 (4)	—			6,088	997,032
Laurie A. Baker	2/16/22 (1)	—	$1,336,905	$2,339,584	—	—
	2/16/22 (2)	—	169,200	253,800	—	—
	2/16/22 (3)	—	—	—	2,453	$401,728
	2/16/22 (4)	—	—	—	1,663	272,350
William L. Sengelmann	2/16/22 (1)	—	$1,280,228	$2,240,398	—	—
	2/16/22 (2)	—	131,600	197,400	—	—
	2/16/22 (3)	—			3,888	$636,738
	2/16/22 (4)	—			4,890	800,835

(1)    Reflects the target and maximum payment level for 2022 under the annual bonus program, which represents the total bonus amount. However, the Named Executive Officers may elect to receive up to 50% of their annual bonuses in Camden shares, which would be included in the Stock Awards column in the Summary Compensation Table. The actual amounts received by the Named Executive Officers under the annual bonus program for 2022 are set out in the Compensation Discussion and Analysis and the notes to the Summary Compensation Table. The Company does not include a threshold payout level under its annual bonus program.

(2)    Reflects the target and maximum payment levels for 2022 under the performance award program, which levels were established in February 2022. The actual amounts received by the Named Executive Officers under the performance award program for 2022 are set out in the Summary Compensation Table. The Company does not include a threshold payout level under its performance award program.

(3)    Granted in February 2022 under the long-term incentive program for performance in 2021. The award vests in three equal annual installments beginning on February 15th following the first anniversary of the date of the grant (subject to the Retirement Eligible provision as defined on page 37 and acceleration provisions upon certain terminations of employment as described under “Potential Payments Upon Termination or Change in Control” on page 52), except the awards granted to Messrs. Campo and Oden fully vested at grant as they were Retirement Eligible.

2023 Proxy Statement 48

(4)    Granted in February 2022 under the annual bonus program for performance in 2021 pursuant to the Named Executive Officer’s election to receive a portion of the 2021 annual bonus in shares. The award vests 25% on the date of grant and 25% on February 15th of each of the next three years (subject to the Retirement Eligible provision as defined on page 37 and acceleration provisions upon certain terminations of employment as described under “Potential Payments Upon Termination or Change in Control” on page 52), except the awards granted to Messrs. Campo and Oden fully vested at grant as they were Retirement Eligible.

Employment Agreements
    The Company has entered into an employment agreement with each of the Named Executive Officers. The agreements with Messrs. Campo and Oden expire on July 22, 2023. However, on July 22 of each year, the expiration date of the agreements with Messrs. Campo and Oden will automatically be extended by one additional year. The agreements with Mr. Jessett, Ms. Baker and Mr. Sengelmann expire on August 20, 2023. However, on August 20 of each year, the expiration date of the agreements with Mr. Jessett, Ms. Baker, and Mr. Sengelmann will automatically be extended by one additional year, unless either party provides notice of termination at least six months prior to the date of expiration. Messrs. Campo and Oden each received an annual base salary of $700,000 for 2022 and Mr. Jessett, Ms. Baker, and Mr. Sengelmann received a 2022 annual base salary of $591,727, $534,762, and $512,091, respectively. The agreements generally provide that an executive’s annual base salary may be increased, but it may not be decreased, by the Company. The agreements also provide each Named Executive Officer is eligible for annual incentive compensation and long-term compensation as determined by the Board or the Compensation Committee in its sole discretion, and to health/dental insurance, life insurance, disability insurance, and similar benefits available to employees. Each employment agreement contains provisions relating to compensation payable to the respective Named Executive Officer in the event of a change in control of the Company (in the case of Messrs. Campo and Oden) or a termination of such Named Executive Officer’s employment, which provisions are described below under “Potential Payments Upon Termination or Change in Control” (page 52). Each employment agreement includes a confidentiality covenant and twelve month post-termination non-compete and non-solicitation covenants (provided that the non-compete and non-solicitation covenants will not apply in the case of a termination by the Company without cause, or, in the case of Messrs. Campo and Oden, by the executive with good reason). The employment agreements also provide that the executive is entitled to reimbursement of legal fees and expenses related to disputes regarding the employment agreement following a change in control of the Company.

Outstanding Equity Awards at Fiscal 2022 Year-End
The following table sets forth certain information with respect to the market value as of December 31, 2022 of all unvested share awards held by each Named Executive Officer as of December 31, 2022. No Named Executive Officer held any option awards on that date.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)		Market Value of Shares or Units of Stock That Have Not Vested
Name
Richard J. Campo	—	(2)	$—
D. Keith Oden	—	(2)	$—
Alexander J. Jessett	20,197		$2,259,641
Laurie A. Baker	7,239		$809,899
William W. Sengelmann	16,509		$1,847,026

(1)    The following table shows the dates on which the awards in the outstanding equity awards table vest and the corresponding number of shares (subject to the Retirement Eligible provision as defined on page 37 and acceleration

2023 Proxy Statement 49

provisions upon certain terminations of the holder's employment as described under "Potential Payments Upon Termination or Change In Control" on page 52):

	Number of Shares Vesting
Vesting Date	Richard J. Campo	D. Keith Oden	Alexander J. Jessett	Laurie A. Baker	William W. Sengelmann [1]
2/15/2023	—	—	10,222	3,526	8,315
8/23/2023	—	—	—	—	8,194
2/15/2024	—	—	6,946	2,479	—
2/15/2025	—	—	3,029	1,234	—
Total	—	—	20,197	7,239	16,509
1 Mr. Sengelmann will become Retirement Eligible in 2023 and as a result all of his outstanding share awards will fully accelerate and vest at that time.
(2)    Messrs. Campo and Oden became Retirement Eligible in 2019 and 2021, respectively, and as a result all share awards granted to them are fully vested on the date of grant.

Stock Vested - Fiscal 2022
The following table sets forth for each Named Executive Officer certain information with respect to share awards vested during 2022:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Richard J. Campo	19,710	$3,227,906
D. Keith Oden	19,710	3,227,906
Alexander J. Jessett	12,326	2,006,312
Laurie A. Baker	3,908	636,031
William W. Sengelmann	10,171	1,655,503

(1) The dollar amounts shown in this column for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of our common shares on the vesting date.

Non-Qualified Deferred Compensation
Effective January 1, 2005, the Compensation Committee established a deferred compensation plan for the benefit of Camden’s officers, Trust Managers, and other key employees in which the participant may elect to defer cash compensation, options, and/or share awards granted under Camden’s share incentive plans. A participant has a fully vested right to his or her cash deferral amounts and deferred option and share awards vest in accordance with their respective terms.
    Prior to the establishment of Camden’s deferred compensation plan in 2005, the Compensation Committee established a rabbi trust for the benefit of Camden’s officers, Trust Managers, and other key employees in which, in previous years, such persons had the option to place share grants and other deferred compensation. A participant may purchase assets held by the rabbi trust at any time within 30 years from the date of vesting. The purchase price of a share is 25% of the fair value of such share on the date the share was placed in the rabbi trust. The purchase price of any other asset is 25% of the fair value of such asset on the date the asset was placed in the rabbi trust. The rabbi trust is in use only for deferrals made prior to the establishment of Camden’s deferred compensation plan in 2005.

2023 Proxy Statement 50

    The following table provides certain information regarding contributions to, withdrawals from and earnings in the rabbi trust and the deferred compensation plan as of December 31, 2022:

Name	Executive Contributions in Last FY (1)	Aggregate Earnings (Loss) in Last FY (2)	Aggregate Withdrawals/ Distributions (3)	Aggregate Balance at Last FYE (4)
Richard J. Campo
Rabbi Trust	$—	$(35,798,187)	$—	$61,037,018
Deferred Compensation Plan	3,227,906	(8,545,884)	—	20,221,504
Total	$3,227,906	$(44,344,071)	$—	$81,258,522
D. Keith Oden
Rabbi Trust	$—	$(18,334,202)	$(12,790,545)	$30,873,605
Deferred Compensation Plan	5,177,278	(13,639,754)	(422,678)	42,301,132
Total	$5,177,278	(31,973,956)	$(13,213,223)	$73,174,737
Alexander J. Jessett
Rabbi Trust	$—	$—	$—	$—
Deferred Compensation Plan	2,386,204	(6,350,135)	—	11,839,406
Total	$2,386,204	$(6,350,135)	$—	$11,839,406
Laurie A. Baker
Rabbi Trust	$—	$(1,289,693)	$—	$2,839,767
Deferred Compensation Plan	722,368	(3,125,002)	(81,009)	9,772,537
Total	$722,368	$(4,414,695)	$(81,009)	$12,612,304
William W. Sengelmann
Rabbi Trust	$—	$(318,369)	$—	$533,220
Deferred Compensation Plan	1,437,573	(5,601,772)	(254,395)	12,432,757
Total	$1,437,573	$(5,920,141)	$(254,395)	$12,965,977
(1) Reflects 2022 share awards the Named Executive Officer elected to defer; the grant date fair values of these awards are included in the “Stock Awards” column of the Summary Compensation Table on page 46. The Company credits to the participant’s account an amount equal to the amount designated as the participant’s deferral for the plan year as indicated in the participant’s deferral election. A participant has a fully-vested right to his or her cash deferral amounts, and the deferred share awards will vest in accordance with their terms. Amounts deferred by the participants in 2022 are comprised of the following share awards: Messrs. Campo and Oden-$3,227,906 each; Mr. Jessett-$1,737,109; Ms. Baker-$674,078; and Mr. Sengelmann-$1,437,573. The balance of the amounts reported in this column for Messrs. Oden and Jessett and Ms. Baker represents cash compensation they elected to defer. This amount is included in the “Salary/Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 46.
(2) Aggregate earnings (loss) in 2022 represent the net unrealized gain or loss reported by the administrator of the non-qualified deferred compensation plans, and represents the unrealized appreciation or depreciation of the Company’s shares and dividends on previously deferred share awards, salary and bonuses. The gains or losses on the deferred compensation plans do not include any Company or Named Executive Officer contributions, and are not included in the Summary Compensation Table on page 46.
(3) Includes amounts to be paid to the Company by the Named Executive Officer upon withdrawals from the deferred compensation plans as follows: Mr. Campo-$5,554,713; Mr. Oden-$2,814,296; Mr. Jessett-$0; Ms. Baker-$262,073; and Mr. Sengelmann-$50,897.
(4)    Includes the following aggregate amounts previously reported in the Summary Compensation Table on page 46 for 2021 and 2020, combined: Mr. Campo-$4,394,787; Mr. Oden-$6,986,432; Mr. Jessett-$2,810,353; Ms. Baker-$925,002; and Mr. Sengelmann-$2,263,097.

2023 Proxy Statement 51

Potential Payments Upon Termination or Change in Control
The following table summarizes the potential compensation payable to each Named Executive Officer, under his or her employment agreement in the event of a termination of such Named Executive Officer’s employment (or, in the case of Messrs. Campo and Oden a change in control of the Company without regard to whether the executive’s employment terminates). The amounts shown are calculated assuming such termination (or change in control) was effective as of December 31, 2022 and are estimates of the amounts which would be paid to the Named Executive Officers upon such event. The actual amounts that would be paid can only be determined at the time of such event. Additionally, each Named Executive Officer will be entitled to receive the target bonus for the contract year during which the termination occurs, prorated through and including the date of termination, which has been included in the table below in the Bonus lines.

		Reason For Termination/Acceleration
Name	Benefit	Without Cause (1)	Death or Disability (2)	Change in Control (With Term.) (3)	Change in Control (No Term.) (3)
Richard J.	Bonus	$2,800,000	$2,800,000	$2,800,000	$2,800,000
Campo	Severance	20,865,428	20,865,428	20,865,428	20,865,428
	Options and Awards (4)	—	—	—	—
	Tax Gross-Up Payment (5)	—	—	—	—
	Total	$23,665,428	$23,665,428	$23,665,428	$23,665,428
D. Keith Oden	Bonus	$2,800,000	$2,800,000	$2,800,000	$2,800,000
	Severance	20,865,428	20,865,428	20,865,428	20,865,428
	Options and Awards (4)	—	—	—	—
	Tax Gross-Up Payment (5)	—	—	—	—
	Total	$23,665,428	$23,665,428	$23,665,428	$23,665,428
Alexander J.	Bonus	$1,479,318	$1,479,318	$1,479,318	$—
Jessett	Severance	591,727	2,071,045	1,555,656	—
	Options and Awards (4)	—	2,259,641	2,259,641	2,259,641
	Tax Gross-Up Payment (5)	—	—	—	—
	Total	$2,071,045	$5,810,004	$5,294,615	$2,259,641
Laurie A.	Bonus	$1,336,905	$1,336,905	$1,336,905	$—
Baker	Severance	534,762	1,871,667	1,386,984	—
	Options and Awards (4)	—	809,899	809,899	809,899
	Tax Gross-Up Payment (5)	—	—	—	—
	Total	$1,871,667	$4,018,471	$3,533,788	$809,899
William W.	Bonus	$1,280,228	$1,280,228	$1,280,228	$—
Sengelmann	Severance	512,091	1,792,319	1,368,964	—
	Options and Awards (4)	—	1,847,026	1,847,026	1,847,026
	Tax Gross-Up Payment (5)	—	—	—	—
	Total	$1,792,319	$4,919,573	$4,496,218	$1,847,026

(1)     If the executive’s employment is terminated by the Company for reasons other than for cause or, in the case of Messrs. Campo and Oden, by the Named Executive Officer for good reason, the Named Executive Officer will be entitled to receive the following benefits, subject, in the case of Messrs. Campo and Oden, to the executive signing a general release of claims in favor of the Company:
(a)Severance: In the case of Mr. Jessett, Ms. Baker and Mr. Sengelmann, one times his or her respective annual base salary currently in effect and, in the case of Messrs. Campo and Oden, a lump sum equal to 2.99 times the greater

2023 Proxy Statement 52

of his respective current annual total compensation or his average annual total compensation over the three previous taxable years. For these purposes, “annual total compensation” includes salary, bonuses, performance award payments, and the value of long-term incentive compensation, but excludes the value of untaxed fringe benefits.
(b)Benefits: The Named Executive Officer will continue to receive health and welfare benefits, as if the Named Executive Officer had not been terminated, until, in the case of Mr. Jessett, Ms. Baker, and Mr. Sengelmann, the earlier of: (i) the Named Executive Officer obtaining employment with another company or (ii) the end of the employment term, and, in the case of Messrs. Campo and Oden, one year after termination, subject to offset if the executive receives comparable benefits from a new employer during such period.

(2) If the employment term is terminated by reason of death or disability, the Named Executive Officer will be entitled to receive the following benefits, subject, in the case of Messrs. Campo and Oden, to signing a general release of claims in favor of the Company:
(a)Severance: In the case of Mr. Jessett, Ms. Baker and Mr. Sengelmann, one times his or her respective annual base salary, including targeted cash bonus, at the date on which death or disability occurs, and, in the case of Messrs. Campo and Oden, a lump sum equal to 2.99 times the greater of his respective current annual total compensation or his average annual total compensation over the three previous taxable years.
(b)Benefits: In the case of a termination due to disability, the Named Executive Officer will continue to receive all benefits provided under any long-term disability program of the Company.
(c)Vesting: Each executive will become fully vested in the unvested portion of any award made to the Named Executive Officer made with respect to any retirement, pension, profit sharing, long-term incentive, or other similar plan.

(3)     In the case of Messrs. Campo and Oden, the following benefits are triggered upon a change in control regardless of termination. In the case of all other Named Executive Officers, the following benefits are triggered upon termination by reason of a change in control. In the case of Messrs. Campo and Oden, the following benefits are subject to the executive signing a general release of claims in favor of the Company:
(a)Severance: In the case of Mr. Jessett, Ms. Baker, and Mr. Sengelmann, a lump sum equal to 2.99 times his or her respective average annual salary over the previous three taxable years and, in the case of Messrs. Campo and Oden, a lump sum equal to 2.99 times the greater of his respective current annual total compensation or his average annual total compensation over the previous three taxable years.
(b)Benefits: The Named Executive Officer will continue to receive health and welfare benefits, as if the Named Executive Officer had not been terminated, until one year after termination, subject to offset if the executive receives comparable benefits from a new employer during such period.
(c)Vesting: Each executive will become fully vested in the unvested portion of any award made to the Named Executive Officer made with respect to any retirement, pension, profit sharing, long-term incentive, or other similar such plans.

(4)    The amounts represent the benefit of acceleration of unvested options and share awards based upon the Company’s share price as of December 31, 2022. For options, this value is calculated by multiplying the amount (if any) by which the closing price of our common shares on the last trading day of the fiscal year exceeds the exercise price of the award by the number of shares subject to the accelerated portion of the award. For share awards, this value is calculated by multiplying the closing price of our common shares on the last trading day of the fiscal year by the number of shares subject to the accelerated portion of the award. In addition to the acceleration provisions described in note (3) above, all outstanding and unvested equity awards under the Company’s 2018 Share Incentive Plan, to the extent such awards are not assumed or continued in connection with a change in control, will be fully vested at time of change in control.
(5)    The employment agreement for each of these Named Executive Officers provides that, if the payments and benefits received by the executive in connection with a change in control of the Company resulted in the imposition of excise taxes under Sections 280G and 4999 of the Code, the executive will be entitled to an additional payment from the Company such that the executive would receive the same amount on an after-tax basis as if the excise taxes had not applied.

2023 Proxy Statement 53

CEO Compensation Pay Ratio
    Pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are required to disclose the ratio of the total annual compensation of Camden's CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2022 was $6,176,567, and the median of the total 2022 compensation of all of our employees (excluding our CEO) was $63,698. Accordingly, we estimate the ratio of our CEO’s total compensation for 2022 to the median of the total 2022 compensation of all of our employees (excluding our CEO) to be 97 to 1.
We identified the median employee by taking into account the total cash compensation paid for 2022 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on December 1, 2022, the first day of the last month of our fiscal year. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to their total cash compensation for 2022, and we did not annualize the compensation for any employees who were not employed by us for all of 2022. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.
    Once the median employee was identified as described above, that employee’s total annual compensation for 2022 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our CEO) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

Pay Versus Performance
The following summarizes the relationship between the total compensation paid to our CEO and other Non-CEO Named Executive Officers ("Non-CEO NEOs") and our financial performance:

			Average Summary Compensation Table Total for Non-CEO NEO's (2)	Average Compensation Actually Paid to Non-CEO NEO's (3)	Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Table Total For CEO (2)	Compensation Actually Paid to CEO (3)			Total Shareholder Return (4)	FTSE NAREIT Equity Total Shareholder Return (4)	Net Income (In thousands) (5)	FFO/Share (6)
2022	$6,176,567	$6,176,567	$3,674,346	$2,964,322	$115.31	$99.66	$661,508	$6.59
2021	4,285,423	4,285,423	3,682,054	4,592,404	179.00	131.78	312,376	5.39
2020	3,867,431	3,867,431	2,808,294	3,304,525	97.72	92.00	128,579	4.90
(1) Individuals included for the applicable years are as follows:

Year	CEO	Non-CEO NEO's
2022	Richard J. Campo	D. Keith Oden, Alexander J. Jessett, Laurie A. Baker, William W. Sengelmann
2021	Richard J. Campo	D. Keith Oden, H. Malcolm Stewart,(a) Alexander J. Jessett, William W. Sengelmann
2020	Richard J. Campo	D. Keith Oden, H. Malcolm Stewart,(a) Alexander J. Jessett, William W. Sengelmann
(a) Mr. Stewart retired as President and Chief Operating Officer effective December 31, 2021.
(2)    See the Summary Compensation Table on page 46 for a detail of the summary compensation for the CEO. The average compensation for the Non-CEO NEOs for 2022 was calculated from the Summary Compensation Table on page 46 for 2022. The average compensation for the Non-CEO NEOs for 2021 and 2020 was calculated from the Summary Compensation Table as disclosed in the 2022 Proxy.
(3)    Mr. Campo became Retirement Eligible in 2019, and therefore all share awards granted to him fully vest on the date of grant. Accordingly, there is no change between the amount in the Summary Compensation Table and the actual

2023 Proxy Statement 54

compensation paid to the CEO. The table below provides the adjustments to the Summary Compensation Table total compensation made to arrive at the average compensation actually paid to the average for Non-CEO NEOs:

	2022	2021	2020
Deductions for the average equity award amounts included in the “Stock Awards” column of the Summary Compensation Table	$(1,769,167)	$(1,614,532)	$(1,649,370)
Plus the average year-end value of awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year	568,966	947,853	884,667
Plus/(less) the amount equal to the change in average value as of the end of the covered fiscal year as compared to the end of the prior fiscal year for awards which were granted in prior years and were outstanding and unvested as of the covered fiscal year	(394,170)	366,214	(75,398)
Plus the average vesting date value of awards which were granted and vested during the same covered fiscal year	936,314	614,464	1,126,588
Plus/(less) the amount equal to the change in average value as of the vesting date from the end of the prior fiscal year for awards which were granted in prior years and vested in the covered fiscal year	(93,275)	546,500	139,781
Plus the average amount of dividends paid on outstanding and unvested shares during the covered fiscal year	41,308	49,851	69,963
Total adjustments	$(710,024)	$910,350	$496,231
(4)    Total Shareholder Return represents the return on a fixed investment of $100 in the Company's (or FTSE NAREIT Equity's) stock for the period beginning on the last trading day of 2019 through December 31, 2022, and assumes the quarterly reinvestment of dividends. FTSE NAREIT Equity is the peer group used by the Company for purposes of Item 201(e) of Regulation S-K under the Exchange Act in the Company's Annual Report on 10-K for the year ended December 31, 2022. The following graph shows the relationship between compensation actually paid and total shareholder return for the Company and the peer group.

Compensation Actually Paid vs. Company and Peer Group Shareholder Return

7,500,000
5,000,000
2,500,000
Compensation Actually Paid
200
160
120
80
Total Shareholder Return
2020
2021
2022
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Camden Total Shareholder Return
FTSE NAREIT Equity Total Shareholder Return

2023 Proxy Statement 55

(5)    The following graph compares the compensation actually paid to our CEO and the average of the compensation actually paid to our Non-CEO NEOs to net income.

Compensation Actually Paid vs. Net Income
7,500,000
5,000,000
2,500,000
Compensation Actually Paid
1,000,000
750,000
500,000
250,000
Net Income (in thousands)
2020
2021 (a)
2022 (b)
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Net Income

(a) Net Income includes a $174.4 million gain on sale of two operating properties.
(b) Net Income includes a $474.1 million gain on the acquisition of unconsolidated joint venture interests, and a $36.4 million gain on sale of one operating property.
(6)    We consider FFO per share to be a key metric used in determining the CEO's and other Named Executive Officers performance bonus. A reconciliation of net income attributable to common shareholders to FFO and diluted EPS to FFO diluted per share for the years ended December 31, 2022 and 2021 is contained in either the Company’s 2022 Annual Report on Form 10-K filed on February 23, 2023 or in its earnings release furnished on a Current Report on Form 8-K filed on February 2, 2023. A reconciliation for 2020 is contained in either the Company's 2021 Annual Report on Form 10-K filed on February 17, 2022 or in its earnings release furnished on a Current Report on Form 8-K filed on February 3, 2022. The following graph compares the compensation actually paid to our CEO and the average of the compensation actually paid to our Non-CEO NEOs to FFO per share. The graph below illustrates the correlation

2023 Proxy Statement 56

between compensation actually paid and FFO per share, the most important financial metric linking the Company's financial performance with compensation.

Compensation Actually Paid vs. FFO per Share
7,500,000
5,000,000
2,500,000
Compensation Actually Paid
7.00
6.00
5.00
4.00
3.00
FFO per Share
2020
2021
2022
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
FFO per Share

The following are the financial performance measures the Company considers most important in linking the compensation actually paid to its executives for 2022:

Year	FFO/Share	Same Property NOI growth (1)	Net Debt/Adjusted EBITDA (2)		Weighted Average Yields (3)
2022	$6.59	14.6%	4.1	x	4.6%
2021	$5.39	4.8%	4.4	x	7.1%
2020	$4.90	(0.4)%	4.5	x	5.5%
(1)    Same Property NOI growth illustrates our ability to grow in current markets. A reconciliation of net income to NOI and same property net operating income for the years ended December 31, 2022 and 2021 is contained in the Company’s 2022 Annual Report on Form 10-K filed on February 23, 2023 and its earnings release furnished on a Current Report on Form 8-K filed on February 2, 2023. A reconciliation for 2020 is contained in the Company's 2021 Annual Report on Form 10-K filed on February 17, 2022 and its earnings release furnished on a Current Report on Form 8-K filed on February 3, 2022.

(2)    In an effort to maintain appropriate and manageable levels of debt, the Company utilizes the Net Debt/Adjusted EBITDA Ratio as a key metric. The Company considers Adjusted EBITDA to be an appropriate supplemental measure of operating performance to net income attributable to common shareholders because it represents income before non-cash depreciation and the cost of debt, and excludes gains or losses from property dispositions. A reconciliation of net income attributable to common shareholders to Adjusted EBITDA for the years ended December 31, 2022 and 2021 is contained in the Company's earnings release furnished on a Current Report on Form 8-K filed on February 2, 2023. A reconciliation for 2020 is contained in its earnings release furnished on a Current Report on Form 8-K filed on February 3, 2022.
(3)    We continually assess our properties and future growth opportunities. The performance of our individual properties is extremely important. As such, weighted average yields from stabilized acquisitions/developments are a key metric.

2023 Proxy Statement 57

Equity Compensation Plans
Camden currently maintains two active equity compensation plans: the 2018 Share Incentive Plan (the "2018 Share Plan") and the 2018 Employee Share Purchase Plan (the "2018 ESPP"). These plans have been approved by Camden’s shareholders. The following table gives information about Camden's equity compensation plans as of December 31, 2022.

Plan category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of Common Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by shareholders	2,098,264	(1)	$—	(2)	2,112,800	(3)
Equity compensation plans not approved by shareholders	N/A		N/A		N/A
Total	2,098,264		$—		2,112,800
(1)This number of shares includes 1,079,562 shares of our common share subject to share options deferred under Company deferred compensation plans, and 1,018,702 shares of our common share subject to outstanding Restricted Share Units (RSUs), the payment of which has been deferred under Company deferred compensation programs.
(2)There are currently no outstanding options under Company deferred compensation programs.
(3)Of the aggregate number of shares that remained available for future issuance, 1,710,499 were available under the 2018 Share Plan and 402,301 were available under the 2018 ESPP. The shares available for awards under the 2018 Share Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under the 2018 Share Plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards.

2023 Proxy Statement 58

PROPOSAL 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓ The Audit Committee, which has the sole authority to retain the Company’s independent registered public accounting firm, recommends you vote FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2023.

The Audit Committee has reappointed Deloitte as the Company’s independent registered public accounting firm for 2023.

The proposal will be approved if it receives the affirmative vote of the majority of shares represented in person or by proxy at the meeting.

AUDIT COMMITTEE INFORMATION
Deloitte served as Camden’s independent registered public accounting firm for fiscal year 2022, and has served as the Company's auditor since 1993. Representatives of Deloitte are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.
Report of the Audit Committee
The Audit Committee operates under a written charter adopted by the Board, and it is available on the Investors' section of the Company’s website at www.camdenliving.com.
The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, and each member of the Audit Committee satisfies the requirements for independence as set forth in Rule 10A-3(b)(1) of the Exchange Act and Sections 303A.02 and 303A.07(b) of the NYSE’s listing standards and each member is free from any relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee.
The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting, and discussed these matters with representatives of the Company’s independent registered public accounting firm and with appropriate Company financial personnel, including the internal auditors. The Audit Committee also met privately with representatives of the independent registered public accounting firm, senior management and internal auditors, each of whom has unrestricted access to the Audit Committee. The Audit Committee appointed Deloitte as the independent registered public accounting firm for the Company after reviewing the firm’s performance and independence from management. Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.
The independent registered public accounting firm audited the annual consolidated financial statements prepared by management, expressed an opinion as to whether those consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and its subsidiaries in conformity with accounting principles generally accepted in the United States of America and discussed with the Audit Committee any issues they believed should be raised with the Audit Committee.
The Audit Committee reviewed with management and Deloitte the Company’s audited consolidated financial statements and met separately with both management and Deloitte to discuss and review those consolidated financial statements and reports prior to issuance. The Audit Committee further reviewed and discussed with management, Deloitte, and Internal Audit the Company’s process to comply with Section 404 of the Sarbanes-Oxley Act. Management has

2023 Proxy Statement 59

represented, and Deloitte has expressed its opinion, to the Audit Committee the consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America.
The Audit Committee has discussed with Deloitte matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte such firm’s independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
The Audit Committee also reappointed, subject to shareholder ratification, Deloitte as the Company’s independent registered public accounting firm for 2023.
This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.
This Audit Committee report is given by the following members of the Audit Committee:
Heather J. Brunner, Chair
Javier E. Benito
Mark D. Gibson

Independent Registered Accounting Firm Fees
The following summarizes the approximate aggregate fees billed to the Company for the fiscal years ended December 31, 2022 and 2021 by Deloitte, the Company’s principal independent registered public accounting firm, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Entities”):

	Total Approximate Fees
Type of Services (a)	2022	2021
Audit Fees (b)	$1,586,700	$1,317,865
Tax Fees (c)	830,407	219,184
All Other Fees	—	—
Total	$2,417,107	$1,537,049

(a)    All such services provided to the Company by the Deloitte Entities during 2022 and 2021 were pre-approved by the Audit Committee.
(b)    Fees for audit services billed in 2022 and 2021 include the following:
●    Audit of annual financial statements;
●    Audit of internal controls over financial reporting;
●    Reviews of quarterly financial statements; and
●    Issuances of comfort letters, consents, and other services related to SEC matters.

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(c)    Fees for tax services billed in 2022 and 2021 included tax compliance services and tax planning and advisory services.
Pre-Approval Policies and Procedures
    The Audit Committee has developed policies and procedures concerning its pre-approval of audit and non-audit services (includes tax and all other fees) provided to the Company by its independent registered public accounting firm. These policies and procedures provide the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to the Company by its independent registered public accounting firm.
The independent registered public accounting firm provides the Audit Committee with a list describing the services expected to be performed by the independent registered public accounting firm, and any request for services not contemplated by this list must be submitted to the Audit Committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the Audit Committee has authorized any of the members of the Audit Committee to approve the provision by the Company’s independent registered public accounting firm of non-audit services not prohibited by law. Any such decision made by a member of the Audit Committee will be reported by such member to the full Audit Committee at its next meeting.
In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees or has established pre-approval levels associated with each proposed service. The Audit Committee believes providing a range of fees for a service or a pre-approval fee level, incorporates appropriate oversight and control of the independent registered public accounting firm relationship, while permitting the Company to receive immediate assistance from the independent registered public accounting firm when time is of the essence. Any pre-approval services less than the established pre-approval fee level will be reported to the Audit Committee at the meeting that occurs immediately after the engagement of the independent registered public accounting firm.

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PROPOSAL 4 - ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

✓ The Board recommends you vote FOR an annual advisory vote on executive compensation.

As described in Proposal 2 above, the shareholders are being provided the opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers (referred to as a “say-on-pay” vote).

This Proposal 4 affords shareholders the opportunity to cast an advisory vote on how often the Company should include an advisory vote on executive compensation in its proxy materials for future annual meetings of shareholders (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 4, shareholders may vote to have future advisory votes on executive compensation every year, every two years or every three years. Shareholders had the opportunity to cast this advisory vote (referred to as a “say-on-frequency”vote) at the 2017 annual meeting and voted to hold a say-on-pay vote every year (as opposed to every two or three years). Under SEC rules, the Company is required to hold a new say-on-frequency vote at least every six years.

The Company believes that advisory votes on executive compensation should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these advisory votes on executive compensation and will consider the outcome of these votes in making its decisions on executive compensation.

This proposal is advisory only and will not be binding on the Company, the Board or the Compensation Committee. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to the Company’s executive compensation program.

In voting on this proposal, shareholders will be able to indicate their preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of one year, two years or three years. Shareholders that do not have a preference regarding the frequency of future advisory votes on executive compensation should abstain from voting on the proposal. Shareholders will not be voting to approve or disapprove the recommendation of the Board.

2023 Proxy Statement 62

INFORMATION ABOUT VOTING AND THE ANNUAL MEETING

Available Information
    The Company uses its website as a channel of distribution for Company information, and the Company’s website address is www.camdenliving.com. Materials located on the Company’s website and referenced herein are not deemed to be part of this Proxy Statement and are not incorporated by reference. The Company makes available free of charge in the Investors' section of its website its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, and other reports the Company files with or furnishes to the SEC under the Exchange Act, including proxy statements and reports filed by officers and Trust Managers under Section 16(a) of the Exchange Act. The Company also makes available in the Investors' section of its website under “Corporate Governance” its Code of Business Conduct and Ethics, Guidelines on Governance, Code of Ethical Conduct for Senior Financial Officers and the charters of its Audit, Compensation, and Nominating and Corporate Governance Committees and each is available in print, without charge, to any shareholder requesting a paper copy of the documents by contacting Investor Relations at the Company’s address at 11 Greenway Plaza, Suite 2400, Houston, Texas 77046.

Shares Outstanding

All shareholders of record on the close of business on March 16, 2023 are entitled to vote at the annual meeting. On March 16, 2023, the Company had 108,848,721 common shares outstanding; of this amount, 2,085,553 common shares were held in the Company’s deferred benefit plans and are not entitled to vote. Each voting share is entitled to one vote.
Availability of Proxy Materials

The Company is pleased to continue to take advantage of the SEC rule which allows companies to furnish proxy materials to their shareholders over the Internet. As a result, the Company has mailed to most of its shareholders a Notice of Availability of Proxy Materials instead of a printed copy of all of the proxy materials. The Notice of Availability of Proxy Materials you received provides instructions on how to access and review the Company’s proxy materials, submit your vote on the Internet and request a printed copy of the Company’s proxy materials. The Company believes this process of sending you the Notice of Availability of Proxy Materials reduces the environmental impact of printing and distributing hard copy materials and lowers the cost of printing and distribution.
If you previously requested printed copies of the proxy materials, the Company has provided you with printed copies of the proxy materials instead of the Notice of Availability of Proxy Materials. If you would like to reduce the environmental impact and the costs the Company incurs in mailing proxy materials, you may elect to receive all future proxy materials electronically via the Internet. To request electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card for electronic delivery of future proxy materials.
The Company’s annual report is being made available to all shareholders entitled to receive notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and should not be considered proxy solicitation material.
Voting

If on the record date your shares were registered directly in your name with the Company’s transfer agent, you are a “shareholder of record.” As a shareholder of record, you may vote electronically at the annual meeting or by proxy. To vote by proxy, sign and return the proxy card or submit your proxy via the Internet or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card. Voting by proxy does not affect your right to vote electronically at the annual meeting. Whether or not you plan to virtually attend the meeting, the Company urges you to vote by proxy.
If on the record date your shares were held through a broker, bank or other agent and not in your name, then you are a “beneficial owner.” If you are a beneficial owner, your shares are held in street name, as is the case for most of the

2023 Proxy Statement 63

Company’s shareholders. As a beneficial owner, you should have received a voting instruction form with the voting instructions from the organization holding your account, rather than from the Company, and you have the right to direct how the shares in your account are to be voted. Please complete and mail the voting instruction form as instructed to ensure your vote is counted. Alternatively, you may vote by telephone or over the Internet if permitted by your bank, broker or other agent by following the instructions provided in the Notice of Availability of Proxy Materials or voting instruction form. As a beneficial owner, you are also invited to virtually attend the annual meeting. However, since you are not a shareholder of record, you may not vote your shares virtually at the annual meeting unless you request and obtain a valid proxy from your bank, broker or other agent. Follow the instructions from your broker, bank or other agent included with the proxy materials, or contact your bank, broker or other agent to request such form of proxy.
You may vote “For” or "Against" or "Abstain" from voting, for any of the nominees for Trust Manager. You may vote “For” or “Against,” or “Abstain” from voting, for the advisory vote on executive compensation, and on the ratification of Deloitte as the Company’s independent registered public accounting firm for 2023. You may vote "1 Year" or "2 Years" or "3 Years," or "Abstain" from voting, for the advisory vote on the frequency of future advisory votes on executive compensation.
If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.
If you are a shareholder of record and you return a signed proxy card but do not indicate how you wish to vote, the shares will be voted for all of the nominees for Trust Manager, for approval of the advisory vote on executive compensation, for ratification of Deloitte as the Company’s independent registered accounting firm for 2023, and for an annual advisory vote on executive compensation. If you do not sign a proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.
If you are a beneficial owner and the organization holding your account does not receive instructions from you as to how to vote those shares, under the rules of the NYSE, that organization may exercise discretionary authority to vote on routine proposals (such as the proposal to ratify the selection of Deloitte as the Company’s independent registered public accounting firm) but may not vote on non-routine proposals (such as the other matters). As a beneficial owner, you will not be deemed to have voted on such non-routine proposals. The shares which cannot be voted by banks, brokers, or other agents on non-routine matters are called broker non-votes. Broker non-votes will be deemed present at the annual meeting for purposes of determining whether a quorum exists for the annual meeting. Broker non-votes will make a quorum more readily obtainable, but will not be counted as votes cast.
For election of Trust Managers, abstentions and broker non-votes will not affect the vote outcome. For approval of the advisory vote on executive compensation, an abstention will have the same effect as an “Against” vote, but a broker non-vote will not affect the vote outcome. For ratification of the appointment of the Company’s independent registered accounting firm, an abstention will have the same effect as an “Against” vote, and as this is a routine matter, there will not be any broker non-votes.
Revoking a Proxy

If you are a shareholder of record, you may revoke your proxy at any time before the annual meeting by delivering a written notice of revocation or a duly executed proxy card bearing a later date to the Company’s principal executive offices at 11 Greenway Plaza, Suite 2400, Houston, Texas 77046, Attention: Corporate Secretary. Such notice or later dated proxy must be received by the Company prior to the annual meeting. You may also revoke your proxy by virtually attending the annual meeting and voting electronically at such time.
If you are a beneficial owner, please contact your broker, bank or other agent for instructions on how to revoke your proxy.
Quorum

The Company needs a quorum of shareholders to hold its annual meeting. A quorum exists when at least a majority of the Company’s outstanding shares entitled to vote on the record date are represented at the annual meeting either virtually or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at

2023 Proxy Statement 64

the annual meeting. Shareholders who vote “Abstain” on any proposal and discretionary votes by brokers, banks and related agents on the routine proposal to ratify the appointment of the Company’s independent registered accounting firm will be counted towards the quorum requirement.
Proxy Solicitation Costs

The Company will pay all of the costs of soliciting proxies. Some of the Company’s Trust Managers, officers, and other employees may solicit proxies personally or by telephone, mail, facsimile, or other electronic means of communication. They will not be specially compensated for these solicitation activities. The Company does not expect to pay any fees for the solicitation of proxies, but may pay brokerage firms and other custodians for their reasonable expenses for forwarding solicitation materials to the beneficial owners of shares.
Householding

The SEC has adopted rules which permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Availability of Proxy Materials addressed to those shareholders. A number of brokers with account holders who are shareholders of the Company “household” the Company’s proxy materials in this manner. If you have received notice from your broker it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Availability of Proxy Materials, please notify your broker and the Company’s Investor Relations department in writing at 11 Greenway Plaza, Suite 2400, Houston, Texas 77046 or by telephone at (800) 922-6336 or (713) 354-2787. If you currently receive multiple copies of the Notice of Availability of Proxy Materials or proxy statement at your address and would like to request householding of your communications, please contact your broker.
Other Business

The Company does not know of any matter to be presented or acted upon at the meeting, other than the proposals described in this proxy statement. If any other matter is presented at the meeting on which a vote may be properly taken, the shares represented by proxies will be voted in accordance with the judgment of the persons named as proxies on the proxy card or voting instruction form.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company during or with respect to 2022, we believe all SEC filing requirements applicable to Trust Managers, officers, and beneficial owners of more than 10% of the Company’s common shares were complied with in 2022.

Certain Relationships and Related Transactions

The Company is not a party to any transaction with executive officers or Trust Managers which is required to be disclosed under Item 404(a) of Regulation S-K, except as described below. In addition, the Company has not made any contributions to any tax exempt organization in which any independent Trust Manager serves as an executive officer within the preceding three years which, for in any single fiscal year, exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.
Prior to the merger of the Company with Summit Properties, Inc. (“Summit”) in 2005, Summit entered into an amended and restated employment agreement with William F. Paulsen, who served as a Trust Manager until his retirement effective May 12, 2022. The Company assumed this agreement as a result of the merger with Summit and subsequently entered into a separation agreement with Mr. Paulsen, which was effective as of the effective time of the merger with Summit on February 28, 2005. Pursuant to the separation agreement, as of the effective time of the merger, Mr. Paulsen resigned as an officer and director of Summit and all entities related to Summit, and the employment agreement between Summit and Mr. Paulsen was terminated. Also pursuant to the separation agreement, Mr. Paulsen continues to receive

2023 Proxy Statement 65

health benefits at a cost comparable to those paid by similarly situated employees, secretarial and computer-related services, and office facilities for the remainder of his life, which payments totaled $167,934 in 2022.

We have Tax Protection Agreements, as amended, protecting the negative tax capital of certain holders of common units of limited partnership interest in the Camden Summit Partnership, which holders includes Mr. Paulsen as of December 31, 2022. The negative tax capital accounts of Mr. Paulsen totaled approximately $7.5 million as of December 31, 2022. We currently have a $40.0 million two-year unsecured floating rate term loan with an unrelated third party which supports the negative tax capital accounts.

2023 Proxy Statement 66

SHAREHOLDER PROPOSALS AND TRUST MANAGER NOMINATIONS
Shareholders may present business, including the nominating of Trust Managers for election to the Board, for action at a meeting of shareholders only if they comply with the requirements of the proxy rules established by the SEC and the applicable provisions of the Company’s Sixth Amended and Restated Bylaws, as further described below:
Requirements for Proposals to be Considered for Inclusion in Proxy Materials. The Company must receive any shareholder proposal intended for inclusion in the proxy materials for the annual meeting to be held in 2024 no later than November 22, 2023, and the submission of such shareholder proposal must comply with the procedural and other requirements set forth in Rule 14a-8 promulgated under the Exchange Act.
    Requirements for Other Business Not Intended for Inclusion in Proxy Materials and for Nomination of Trust Managers. In addition, the Company’s Bylaws permit shareholders to propose other business and submit nominations of Trust Managers at any annual meeting of shareholders. In order for a shareholder to propose other business or nominate one or more persons for election to the Board at an annual meeting of shareholders, the shareholder must provide a notice along with the additional information and material required by the Company’s Bylaws to its corporate secretary at the address set forth below not less than 60 nor more than 90 days prior to the date of the applicable annual meeting. However, if the Company does not provide at least 70 days’ notice or prior public disclosure of the date of the annual meeting, the Company must receive notice from a shareholder no later than the close of business on the 10th day following the day on which such notice of the date of the applicable annual meeting was mailed or such public disclosure of the date of such annual meeting was made, whichever first occurs.

The Company’s Bylaws permit a shareholder, or group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common shares continuously for at least three years, to include in the Company’s annual meeting proxy materials trustee nominations for up to 20% of the seats on the Board, subject to the other terms and conditions of the Bylaws. The foregoing is a summary of Article III, Section 3.5 of the Bylaws of the Company and is qualified in its entirety by the text of that section.

You may obtain a copy of the full text of the Bylaws by writing to the Company’s corporate secretary at the address set forth below. A copy of the Company’s Sixth Amended and Restated Bylaws has been filed with the SEC as an exhibit to its Current Report on Form 8-K dated February 24, 2023.

Corporate Secretary Camden Property Trust 11 Greenway Plaza, Suite 2400 Houston, Texas 77046

2023 Proxy Statement 67

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, and Form 10-K are available at www.proxyvote.com.

CAMDEN PROPERTY TRUST
FORM OF PROXY FOR ANNUAL MEETING
TO BE HELD MAY 12, 2023

This proxy is solicited on behalf of the Board of Trust Managers.
The undersigned hereby appoints Richard J. Campo, D. Keith Oden, and Alexander J. Jessett, or any of them, proxies of the undersigned, with full powers of substitution, to vote all of the common shares of beneficial interest of Camden Property Trust the undersigned is entitled to vote at the Annual Meeting to be held on May 12, 2023 at 9:00 AM CT and at any adjournment thereof, and authorizes and instructs said proxies to vote as set forth on the reverse side.
The Board of Trust Managers recommends you vote FOR each of the nominees for Trust Manager, FOR approval, on an advisory basis, of the compensation of our named executive officers, and FOR approval, on an advisory basis, of an annual advisory vote on executive compensation. The Audit Committee, which has the sole authority to retain our independent registered public accounting firm, recommends you vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
IMPORTANT - This Proxy must be signed and dated on the reverse side.

2023 Proxy Statement 68

Camden Property Trust 11 Greenway Plaza, Suite 2400 Houston, TX 77046 Attn: Kimberly Callahan
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information.
Vote by 11:59 P.M. Eastern Time on May 11, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CPT2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 11, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

2023 Proxy Statement 69

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CAMDEN PROPERTY TRUST
The Board of Trust Managers recommends you vote FOR each of the following Trust Manager nominees:
	1. Election of Trust Managers	For	Against	Abstain
	1a. Richard J. Campo	☐	☐	☐
	1b. Javier E. Benito	☐	☐	☐
	1c. Heather J. Brunner	☐	☐	☐
	1d. Mark D. Gibson	☐	☐	☐
	1e. Scott S. Ingraham	☐	☐	☐
	1f. Renu Khator	☐	☐	☐
	1g. D. Keith Oden	☐	☐	☐
	1h. Frances Aldrich Sevilla-Sacasa	☐	☐	☐
	1i. Steven A. Webster	☐	☐	☐
	1j. Kelvin R. Westbrook	☐	☐	☐
	The Board of Trust Managers recommends you vote FOR the following proposals:	For	Against	Abstain
	2.Approval, by an advisory vote, of executive compensation.	☐	☐	☐
	3.Ratification of Deloitte & Touche LLP as the independent registered public accounting firm.	☐	☐	☐
The Board of Trust Managers recommends you vote FOR an annual advisory vote on executive compensation.
4.Approval, by an advisory vote, of frequency of future advisory votes on executive compensation.	1 Year ☐	2 Years ☐	3 Years ☐	Abstain ☐
NOTE: This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Proposal 1, and FOR Proposals 2 and 3 and FOR an annual advisory vote on executive compensation for Proposal 4.

Please sign exactly as your name(s) appear(s) herein. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

2023 Proxy Statement 70